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                                                                    EXHIBIT 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                      STUDY AND EXCLUSIVE OPTION AGREEMENT

entered into on this 5th day of March 2002 (the "Effective Date")

by and between

ASTRAZENECA AB, a company incorporated under the laws of Sweden with its registered office at S-151 85 Sodertalje, Sweden ("ASTRAZENECA")

and

THE MEDICINES COMPANY, a company incorporated under the laws of Delaware with its registered office at One Cambridge Center, Cambridge, Massachusetts 02142, United States ("TMC");

WITNESSETH

WHEREAS, ASTRAZENECA performs research, development and marketing of pharmaceutical compounds and products inter alia in the cardiovascular therapy area; and

WHEREAS, ASTRAZENECA has developed the intravenous product Clevidipine for indications such as the control of blood pressure; and

WHEREAS, TMC performs development of pharmaceutical compounds and marketing of pharmaceutical products particularly in the cardiovascular therapy area; and

WHEREAS, TMC may be interested in acquiring a license to develop and commercialise Clevidipine provided that the product fulfils certain clinical criteria; and

WHEREAS, ASTRAZENECA has expressed its interest to license Clevidipine to TMC and finds it to be in the mutual interest of the Parties that TMC may perform a certain clinical study to evaluate whether Clevidipine fulfils the criteria desired.
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                                                                               2

NOW THEREFORE, the Parties hereto agree to the following.

1.          DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

1.1. "Adverse Event" shall mean the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to a pharmaceutical product whether or not considered causally related to such product.

1.2. "Affiliate" with respect to a Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this Article 1.2 only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with", shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and/or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person.

1.3. "CDA" shall mean the Confidential Disclosure Agreement entered into by and between the Parties on 9 April 2001, as subsequently amended on 21 August 2001.

1.4. "Compound" shall mean ASTRAZENECA's proprietary compound named Clevidipine with the chemical structure as shown in Schedule 1, attached hereto.

1.5. "Confidential Information" shall mean any and all information, data and know-how, whether oral or in writing or software stored relating to the Compound or the Product and disclosed by or on behalf of ASTRAZENECA or its Affiliates hereunder.

1.6.        "Effective Date" shall have the meaning defined above.

1.7.        "FTE Day" shall have the meaning defined in the License Agreement.
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                                                                               3

1.8. "Intellectual Property Rights" shall mean know how, patents, trade marks, service marks, trade names, registered designs, design rights, copyright (including rights in computer software) and any rights or property similar to any of the foregoing in any part of the world whether registered or not registered together with the right to apply for the registration of any such rights.

1.9. "License Agreement" shall mean the License Agreement providing for an exclusive license to the Product (as therein defined) by and between the Parties, attached hereto as a Schedule 2.

1.10.       "License Agreement Effective Date" shall have the meaning defined in
            Article 9.1.3.

1.11.       "License Agreement Notice" shall have the meaning defined in Article
            9.1.1.

1.12.       "Party" or "Parties" shall mean TMC and/or ASTRAZENECA.

1.13. "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organisation, including a government or political subdivision, department or agency of a government.

1.14. "Pilot Study" shall mean the clinical study to be carried out according to the study outline attached hereto as a Schedule 3.

1.15. "Product" shall mean any pharmaceutical formulation or product for intravenous application containing the Compound as the sole active ingredient in a finished dosage form suitable for administration to patients.

1.16. "Results" shall mean any inventions, formulae, products, processes, techniques, discoveries, improvements, information, data and knowledge developed, generated or reduced to practice under or in connection with the Pilot Study and any Intellectual Property Rights related thereto.
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                                                                               4

1.17. "Samples" shall mean samples of the Product in 100 ml bottles containing 0.5 mg/ml of Compound in 20 % lipid emulsion for clinical use.

1.18. "Trigger" shall mean a result of the Pilot Study demonstrating that the Compound is statistically significantly better (p<=0.05) than nitroglycerin in preserving creatinine clearance, such statistically significantly better result measured as change in 24 hours creatinine clearance before and after on pump CABG in at least 100 patients.

2.          THE PILOT STUDY

2.1. ASTRAZENECA shall supply to TMC, or shall cause its manufacturer of Product to supply to TMC, whichever ASTRAZENECA elects, within forty-five (45) days from the date of delivery to ASTRAZENECA from ASTRAZENECA's manufacturer of the complete number of Samples indicated below in this Article 2.1 ordered from such manufacturer or the date when such number of Samples is ready for delivery from such manufacturer, whichever day ASTRAZENECA elects, Samples in a total quantity of 700 bottles. Any such delivery to TMC shall be made free of charge to TMC at TMC's designated facility. ASTRAZENCA shall reimburse TMC any cost for 20% Intralipid to be used as placebo in the Pilot Study. Such cost should not exceed New Zealand Dollars [**].

2.2. The Parties acknowledge that TMC has as of the Effective Date received under the CDA the information it will need to carry out the Pilot Study. In addition thereto ASTRAZENECA may at its own discretion, from time to time during the term of this Agreement, disclose Confidential Information to TMC in such manner as shall be agreed between the Parties to enable TMC to carry out the Pilot Study.

2.3. The Pilot Study shall be carried out entirely by TMC. TMC shall be fully and solely responsible for the reporting of any Adverse Events emanating from or relating to the Pilot Study. TMC shall perform its obligations under this Agreement to the best of its abilities in a manner appropriate to assure that the Results are true, accurate and correct.
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            TMC shall have the right to use CROs and other sub-contractors for the purposes of carrying out the Pilot Study, provided that TMC shall notify ASTRAZENECA without unreasonable delay following any such appointment of a CRO or other sub-contractor. TMC shall ensure that all of its CROs or other sub-contractors will comply with all terms and conditions of this Agreement and TMC shall remain fully responsible for the compliance by such CROs or other sub-contractors with the terms and conditions of this Agreement as if such CROs or other sub-contractors were TMC hereunder.

2.4. The Parties shall use their best reasonable efforts to initiate and complete without unreasonable delay following the Effective Date a study protocol setting forth a detailed description of the Pilot Study, to be based in all substantial parts on the study outline set forth in Schedule 3. Such study protocol shall be attached hereto as the Schedule 3, thereby replacing and superseding the version of
            Schedule 3 attached hereto at the Effective Date, and, for the avoidance of doubt, the Pilot Study shall be carried out according to such study protocol. Should the Parties not have been able despite such best reasonable efforts to agree on a study protocol within four (4) months of the Effective Date, then upon the request in writing by either

            Party within thirty (30) days of the expiration of such four months period this Agreement shall immediately terminate.

2.5. Tottie Nordlander at ASTRAZENECA, or whoever ASTRAZENECA assigns and notifies TMC in writing about, shall be ASTRAZENECA's primary contact person during the term of this Agreement. TMC shall where necessary, advisable or useful discuss with Tottie Nordlander any important aspects of the performance of the Pilot Study.

2.6. TMC shall keep ASTRAZENECA continually updated about the conduct of the Pilot Study by means of meetings and written reports, whichever would be suitable for the purpose of keeping ASTRAZENECA sufficiently informed. No less than once every fourth (4th) week TMC shall submit to ASTRAZENECA a written report summarising progress on the Pilot Study during the period concerned. Within sixty (60) days of completion of clean file
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                                                                               6

            of the Pilot Study TMC shall submit to ASTRAZENECA a final report, in a format consistent with the International Committee on Harmonization guidelines for a clinical study report, summarising the work performed and the Results achieved during the Pilot Study ("the Final Report").

            Any such report contemplated in this Article 2.6 may be submitted to ASTRAZENECA's contact person as stated in Article 2.5.

2.7. TMC shall carry out the Pilot Study in accordance with any applicable law or other regulation including but not limited to Good Laboratory Practice and Good Clinical Practice as from time to time set forth by the European Union. TMC shall during its performance of the Pilot Study allow ASTRAZENECA to comment on any aspect of the Pilot Study and shall take into reasonable account any such comment made by ASTRAZENECA; provided always, however, that any such comment is given by ASTRAZENECA without any warranty or guarantee as to the results. For the avoidance of doubt, such ASTRAZENECA's right to comment shall not prejudice TMC's right to manage and determine the conduct of the Pilot Study, subject always to what is stated in this Agreement and in Schedule 3.

            Assistance by ASTRAZENECA to TMC in relation to Fresenius

2.8. At the Effective Date Astra Hassle AB, subsequently merged into ASTRAZENECA, and Fresenius (as defined in the License Agreement) are parties to a Development and Commercial Supply Contract of 28 December 1995 providing for the supply by Fresenius to ASTRAZENECA of Product. Should Fresenius agree with TMC on the supply of Product to TMC and with ASTRAZENECA to release ASTRAZENECA from any obligation under said Contract, then ASTRAZENECA will, provided always that the termination of such Contract or TMC's entering into any such arrangement will not incur any expenses or liability on ASTRAZENECA, agree to assign its rights under the Contract to TMC, or to terminate the Contract with Fresenius, whichever TMC desires and notifies ASTRAZENECA in writing of.
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                                                                               7

            It is explicitly understood and agreed by the Parties that ASTRAZENECA shall have no obligations whatsoever to transfer or supply, other than as explicitly provided for under Article 2.1, any quantity of Compound or Product to TMC.

2.9. ASTRAZENECA undertakes, upon having received written notice from TMC, for a period of three (3) months starting sixty (60) days upon ASTRAZENECA's receipt of such TMC's notice, to assist TMC, by telephone, e-mail or other appropriate means as agreed by the Parties, in TMC's discussions with Fresenius (as defined in the License Agreement) in connection with Fresenius' restart of the formulation program regarding the Product. Such ASTRAZENECA's assistance shall be given to an extent necessary and reasonable and shall not, together with any such assistance provided for under
            Article 3.1, 3.2 and 3.5.1 under the License Agreement, exceed in total [**]. It is acknowledged that ASTRAZENECA may at its discretion carry out any such assistance for up to [**] percent ([**]%) of such [**] by using Third Party consultants.

            For any services or assistance performed by ASTRAZENECA pursuant to this Article 2.9, TMC shall reimburse ASTRAZENECA for ASTRAZENECA's out-of-pocket costs for such activities plus [**] U.S. Dollars ($[**]) [**]. Should ASTRAZENECA use a Third Party consultant(s) for carrying out assistance for a certain FTE Day, or part thereof, then, for the avoidance of doubt, the FTE Day rate now stated shall apply thereon, and the out-of-pocket costs for consultants, if any, as indicated above in this paragraph, shall apply only to costs for consultants which would typically have been incurred should the assistance have been actually carried out by an employee(s) of ASTRAZENECA or its Affiliates.

            ASTRAZENECA shall invoice TMC for all assistance during each relevant time period within thirty (30) days of the expiration of each calendar half-year.

            Submission of first draft of the Supply Agreement
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                                                                               8

2.10. Due to the fact that the Supply Agreement (as defined in the License Agreement) has not been entered into on the Effective Date, ASTRAZENECA shall no later than three (3) months of the Effective Date provide to TMC a first draft on the Supply Agreement. Should ASTRAZENECA fail to do so, then TMC's sole remedy therefor shall be ASTRAZENECA's loss of right, as stated in Article 4.3.3, second paragraph, of the License Agreement, to terminate the License Agreement.

3.          REMUNERATION

            As the sole consideration for TMC's right to carry out the Pilot Study hereunder TMC shall carry itself any costs and shall be solely responsible for any cost for, connected to or arising from the performance of the Pilot Study.

4.          UNDERTAKINGS OF TMC

            In consideration of ASTRAZENECA supplying the Samples and disclosing the Confidential Information to TMC, TMC hereby undertakes:

4.1. to use the Samples and the Confidential Information solely and exclusively for the Pilot Study, and not to use the Samples, the Confidential Information or the Results for any other purpose whatsoever; and

4.2. to maintain confidential the Results, the Confidential Information and the Samples and not to disclose directly or indirectly the Results, nor the Confidential Information or give any part of the Samples to any other Person, save as permitted by Article 5.

5.          PERMITTED DISCLOSURES

5.1.        Notwithstanding Article 4:

5.1.1. TMC may supply Samples and/or disclose Confidential Information to any of its Affiliates who need to receive the Samples and/or know the Confidential Information in order to fulfil the Pilot Study, provided that TMC shall procure that, prior to such supply of
            Samples and/or disclosure of Confidential Information, each
            Affiliate to which Samples are to be supplied and/or
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                                                                               9

            Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and undertakes, in a manner legally enforceable by ASTRAZENECA, to adhere to such terms of this Agreement as if it were a party to it; and

5.1.2. TMC may supply Samples and/or disclose Confidential Information to its directors and employees (and those of its Affiliates to whom disclosure may be made in accordance with Article 5.1.1) and professional advisers, and to such CROs or other sub-contractors provided for under Article 2.3, who need to receive such Samples and/or know the Confidential Information in order to fulfil the Pilot Study, provided that TMC shall procure that prior to such disclosure each of those directors, employees, professional advisers and sub-contractors to whom Samples are to be supplied and/or Confidential Information is to be disclosed is made aware of the obligations of confidentiality and non-use herein contained and undertakes, in a manner legally enforceable by ASTRAZENECA, to adhere to such terms of this Agreement as if he or she were a party to it.

5.2. Nothing in Article 4 shall preclude the supply of Samples or the disclosure of any Confidential Information required by any government or regulatory authority or court entitled by law to receipt and/or disclosure of the same, or which are required by law to be so supplied and/or disclosed, provided that TMC promptly notifies ASTRAZENECA when such requirement to supply and/or disclose has arisen, to enable ASTRAZENECA to seek an appropriate protective order or other secrecy order and to make known to the said governmental or regulatory authority or court the proprietary nature of the Samples and/or the Confidential Information and to make any applicable claim of confidentiality in respect thereof. TMC agrees to co-operate in any appropriate action, which ASTRAZENECA may decide to take. If TMC is advised to make a supply and/or disclosure in accordance with this Article 5 it shall only make such supply and/or disclosure to the extent to which it is obliged.

6.          EXCEPTIONS
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            The provisions of Article 4 shall not apply to any Samples or
            Confidential Information which TMC can demonstrate to the reasonable satisfaction of ASTRAZENECA:

6.1. was already in the possession of TMC and at TMC's free use and disposal or in the public domain prior to its disclosure by ASTRAZENECA hereunder; or

6.2. is purchased or otherwise legally acquired by TMC at any time from a third party having good title thereto and the right to disclose the same; or

6.3. comes into the public domain, otherwise than through the fault of TMC; or

6.4. is independently generated by TMC without any recourse or reference to the Samples or the Confidential Information.

7.          PUBLICATION

7.1. ASTRAZENECA recognises that TMC may wish to publish or disclose the Results, or part thereof, in a lecture, paper in a scientific journal, thesis or by other means. It is expressly agreed, however, that without ASTRAZENECA's approval in writing TMC may not make any publications or disclosure of the Results unless and until TMC has provided License Agreement Notice to ASTRAZENECA.

            Should TMC have given License Agreement Notice to ASTRAZENECA, then TMC may make publication or disclosure of the Results according to the following. In order to avoid loss of patent or other
            Intellectual Property Rights as a result of premature disclosure of patentable or other information, TMC shall before any publication or disclosure submit to ASTRAZENECA for review at least sixty (60) days prior to submission for publication or disclosure any manuscript, pre-publications and other pre-disclosure material in its form intended for publication or disclosure which contains, or does possibly contain, any part of the Results. If ASTRAZENECA within its sole discretion determines anything in the received material patentable or subject to any other Intellectual Property Rights, TMC shall upon ASTRAZENECA's request
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                                                                              11

            delay publication or disclosure for an additional period of ninety
            (90) days from the day of such ASTRAZENECA's request.

            Should ASTRAZENECA by the reasons mentioned above in this paragraph reasonably determine that it would need a further period of delay of the publication or disclosure concerned, then upon ASTRAZENECA's notice in writing to TMC, to be provided prior to the expiration of the last 90-days period mentioned in the first paragraph of this
            Article 7.1, TMC shall delay such publication or disclosure for a period specified in ASTRAZENECA's notice but not to exceed ninety
            (90) days from the date of such notice.

7.2. For the avoidance of doubt, such publications contemplated under this Article 7 may never, unless exempted from obligations of confidentiality according to Article 6, contain Confidential Information.

8.          INTELLECTUAL PROPERTY RIGHTS

8.1. In consideration of ASTRAZENECA supplying the Samples and disclosing the Confidential Information to TMC, TMC hereby agrees that any Results shall be the exclusive property of ASTRAZENECA, and TMC hereby assigns any right and title to any Results to ASTRAZENECA.

8.2. If any further document or action is necessary, advisable or useful for the purpose of confirming, effecting or perfecting ASTRAZENECA's rights according to Article 8.1 or for ASTRAZENECA's applications for patents or any other Intellectual Property Rights, TMC agrees to execute, at ASTRAZENECA's expense, any and all such further documents and actions as now mentioned. TMC further undertakes to execute any documents and take such actions as provided in this
            Article 8.2 also in relation to any of ASTRAZENECA's Affiliates.

8.3. Notwithstanding TMC's general reporting obligations under Article 2.6, TMC warrants that it will promptly disclose to ASTRAZENECA in writing any Results.
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9.          EXCLUSIVE OPTION

9.1.        Entering into effect of the License Agreement

9.1.1. Should the Final Report, or other report compiled upon completion of the Pilot Study containing information sufficient to make the appropriate determinations whether the Trigger has been reached, whichever is communicated earlier to ASTRAZENECA, show that the result of the Pilot Study meets the Trigger, then either Party may require that the License Agreement shall enter into force by providing written notice thereon ("License Agreement Notice") to the other Party.

9.1.2.      Should the Final Report or such other report mentioned in Article
            9.1.1 show that the result of the Pilot Study does not meet the Trigger, then TMC may anyhow, at its discretion, require that the License Agreement shall enter into force by providing License Agreement Notice to ASTRAZENECA.

9.1.3. Upon the first Party, or, in the situation contemplated by Article 9.1.2, ASTRAZENECA, receiving License Agreement Notice by the other Party ("License Agreement Effective Date") the License Agreement shall enter into force in accordance with its terms and conditions.

9.2.        License Agreement not entering into effect

            Should, in the situation contemplated by Article 9.1.1, neither Party, or, in the situation contemplated by Article 9.1.2, should not TMC, have given License Agreement Notice within ninety (90) days of ASTRAZENECA's receipt of the Final Report or such other report mentioned in Article 9.1.1, then the License Agreement shall not enter into force.

10.         CONFIDENTIALITY MEASURES

10.1. As part of TMC's undertaking set out in Article 4 to secure the confidentiality attaching to the Confidential Information, the Samples and the Results, TMC agrees:
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                                                                              13

10.2. to keep separate all Samples, Confidential Information and Results from all other documents and records held by TMC; and

10.3. to keep all documents and any other material bearing or incorporating any of the Confidential Information, the Samples or the Results at TMC's usual place of business, namely 5 Sylvan Way, Parsippany, New Jersey 07054, United States.

10.4. not to use, reproduce, transform or store any of the Confidential Information, Samples or Results in any externally accessible computer or electronic information retrieval system or transmit it in any form or by any means whatsoever outside of TMC's usual place of business; and

10.5. to make copies of the Confidential Information, Samples or Results only to the extent that the same are strictly required for the Purpose; and

10.6. to notify ASTRAZENECA promptly of the date of, and the circumstances involved in, the loss or unauthorised disclosure, if any, of the Samples or the Results or any documents, drawings, descriptions, writings or formulae comprised in, containing or relating to the Confidential Information.

10.7. Notwithstanding what is stated in Articles 10.3 and 10.4, should TMC let, to the extent necessary for the conduct of the Pilot Study, such keeping of documents or materials as mentioned in Article 10.3 or such storage in computer or electronic information retrieval systems mentioned in Article 10.4 be made at the premises, or within the computer or other such systems, of a CRO or other sub-contractor as permitted under Article 2.3, then such keeping or storage shall not be considered a violation of such Articles 10.3 or 10.4 provided that TMC shall procure that prior to such keeping or storage such CRO or other sub-contractor is made aware of the obligations of confidentiality and non-use herein contained and undertakes, in a manner legally enforceable by ASTRAZENECA, to adhere to such terms of this Agreement as if it was a party to it.
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11.         PUBLICITY AND ANNOUNCEMENTS.

11.1. Subject to Article 11.2 no press release, announcement or any other communication to any Third Party concerning the transaction contemplated by this Agreement, the financial terms of this Agreement, the subject matter of this Agreement or any ancillary matters shall be made or permitted or authorized to be made by either Party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed and such approval to be given by an authorized representative of the Party in question. Notwithstanding the above, TMC may make the press announcement set forth in Schedule 4 at the Effective Date or in immediate connection therewith.

11.2. Either Party may make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by law, existing contractual obligations or any securities exchange or Regulatory Authority or governmental body to which either Party is subject or submits, wherever situated, provided that the Party required to make such announcement notifies the other Party of the details of the announcement prior to making such announcement and in sufficient time for the other Party to consider and comment on the announcement, and takes advantage of all provisions to keep confidential as many terms of the Agreement as possible.

12.         NO GRANT OF RIGHTS

            Nothing in this Agreement shall be interpreted expressly or implied as granting either Party any licence or other rights, except as expressly set out in this Agreement.

13.         DISCLAIMER

13.1. Any Samples so furnished by ASTRAZENECA to TMC hereunder are to be treated by TMC as potentially hazardous in handling and use and ASTRAZENECA gives no warranty or representation regarding the safety or efficacy of the Compound.
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                                                                              15

            ASTRAZENECA represents to TMC that to the best of its knowledge it has disclosed to TMC all its knowledge at the Effective Date regarding the characteristics of the Compound. Except for the representation given in the preceding sentence, ASTRAZENECA disclaims any representation or warranty with respect to the Compound and ASTRAZENECA shall have no responsibility or liability for the use of the Compound by TMC, Principal Investigator, or by other TMC's employees or students.

13.2. ASTRAZENECA makes no representation that the Compound will not infringe any patent or other proprietary rights of any third party.

14.         INDEMNITY

14.1. TMC shall be responsible for and shall indemnify ASTRAZENECA and its directors, officers, other employees, agents and consultants (collectively the "Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party arising out of the Pilot Study or arising out of any other activities to be carried out by TMC, its Affiliates or sub-contractors pursuant to this Agreement except where such liability, loss, damage, cost and expense has been incurred or suffered as a result of gross negligence or misconduct on the part of ASTRAZENECA.

14.2.       An Indemnified Party that intends to claim indemnification under
            Article 14.1 shall notify TMC promptly of any such liability, loss, damage, cost and expense and permit TMC to control the defence and disposition thereof and further agrees to reasonably cooperate at TMC's expense with TMC in the handling thereof. The Indemnified Party shall not compromise or settle the claim. TMC agrees to keep ASTRAZENECA informed of the progress in the defence and disputation of such claims and to consult with ASTRAZENECA with regard to any settlement thereof which TMC proposes to enter into and will provide ASTRAZENECA with suitable information regarding the same.
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15.         TERM AND TERMINATION

15.1. This Agreement shall enter into force on the Effective Date and shall expire (i) in accordance with what is stated in Article 2.4; or (ii) at the License Agreement Effective Date; or (iii) at the date when it can be determined, pursuant to Article 9.2, that the License Agreement will not enter into effect, whichever of (i) through (iii) that is the earliest to occur.

            Should, however, TMC not have provided to ASTRAZENECA the Final Report within fifteen (15) months of the date of delivery to TMC of such number of Samples indicated in Article 2.1, then ASTRAZENECA shall have the right to terminate this Agreement forthwith by giving written notice to TMC.

15.2. If either party is in material default hereunder, the other party may terminate this Agreement at any time upon thirty (30) days' prior written notice to the defaulting party, whereupon this Agreement shall so terminate unless the fault is rectified by the defaulting party within said notice period.

15.3. To the extent permitted by law, if either Party shall become insolvent or shall make assignment for the benefit of creditors, or proceedings in bankruptcy shall be instituted against a Party, or proceedings in voluntary bankruptcy of a Party shall be instituted by that Party, or a receiver or trustee of all, or substantially all, of the property of a Party shall be appointed, the other Party shall be entitled to terminate this Agreement by giving written notice to this effect to the first Party whereupon this Agreement shall immediately terminate.

            Upon termination

15.4. Upon termination or expiration of this Agreement, or at the request of ASTRAZENECA, TMC shall

            (i) return to ASTRAZENECA any tangible Confidential Information, including any reproduction thereof furnished by or on behalf of ASTRAZENECA or its Affiliates; and

            (ii) return to ASTRAZENECA any Samples delivered by or on behalf of ASTRAZENECA or its Affiliates, unless, and to the extent, such Samples have been used in the course of TMC's performance of the Pilot Study; and

            (iii) deliver to ASTRAZENECA any Results not already reported or delivered to ASTRAZENECA including, without limitation, any draft reports developed by such time should the Final Report not have been delivered to ASTRAZENECA.

15.5.       Survival

15.5.1.     What is stated in Articles 1, 4, 5, 6, 7, 8, 10, 11, 12, 13, 14, 15,
            20 and 21 shall survive termination or expiration of this Agreement.

15.5.2. What is stated in Article 2.9 shall survive until the expiration of the three-months period therein stated, provided that TMC has given notice as contemplated therein prior to the date of termination or expiration of this Agreement.

15.5.3. What is stated in Articles 4 and 10 shall survive termination or expiration of this Agreement and shall continue to be in force for a period of five (5) years following such termination or expiration.

16.         ASSIGNMENT

16.1. Save as provided in Articles 16.2 and 16.3, a party may not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of the other party.

16.2. ASTRAZENECA shall be entitled to assign its rights under this Agreement to an Affiliate. Any assignment made pursuant to this
            Article 16.2 shall be on the condition that no such assignment shall relieve ASTRAZENECA of any of its obligations under this Agreement.

16.3. Each Party shall be entitled to assign its rights under this Agreement to an acquiror of all or substantially all of its capital or stock assets related to the pharmaceutical business described in this Agreement, whether through purchase, merger, consolidation or otherwise.

17.         AGREEMENT TO PREVAIL

            This Agreement shall not affect the validity of the CDA, provided, however, that in case of any inconsistency between this Agreement and the CDA what is stated in this Agreement shall prevail.

18.         SEVERANCE

            If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

19.         DAMAGES

            Each of the Parties agrees that damages may not be an adequate remedy for breach of this Agreement and accordingly ASTRAZENECA shall be entitled to injunctive or other equitable relief and no proof of special damages shall be necessary for the enforcement of this Agreement.

20.         GOVERNING LAW AND ARBITRATION

20.1. The Parties shall use their reasonable efforts to settle amicably any dispute arising out of or in connection with this Agreement. In case the Parties are not able to settle such dispute between themselves, such dispute shall be finally resolved by arbitration in accordance with the Rules of the International Chamber of Commerce. The arbitration proceedings shall be held in London. Any proceedings shall be held in the English language.

20.2. The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the laws of England.

21.         NOTICES

            Any notice permitted or required under this Agreement shall be in writing and directed to the following respective addresses and shall be deemed given, in case of lack of proof of earlier receipt, four
            (4) days upon dispatch if sent by prepaid registered mail.

            If to ASTRAZENECA:

            Address: AstraZeneca AB, S-151 85 Sodertalje, Sweden
            Facsimile: +46-8 553 290 00
            For the attention of: President & CEO

            If to TMC:

            Address: The Medicines Company, 5 Sylvan Way, Parsippany, New Jersey 07054, United States
            Facsimile: +1-973-656-9898
            For the attention of: Clive Meanwell, Executive Chairman

                        with a copy to

            Steven D. Singer
            Hale and Dorr, LLP
            60 State Street
            Boston MA 02109
            United States

22.         AGENCY, PARTNERSHIP OR JOINT VENTURE EXCLUDED

22.1. Nothing in this Agreement shall be construed so as to constitute either Party to be the agent of the other.

22.2. Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute a partnership or joint venture of any kind between the Parties.

23.         ENTIRE AGREEMENT

            Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person or entity (whether party to this Agreement or not) other than as expressly set out in this Agreement as a warranty. Nothing in this Article shall either operate to limit or exclude any liability for fraud.

24.         VARIATION

            No variation of this Agreement or any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

25.         WAIVER

            Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.


ASTRAZENECA AB (publ)                         THE MEDICINES COMPANY

/s/ Hamish Cameron                            /s/ Clive Meanwell
---------------------------------             ----------------------------------
Name: Dr. Hamish Cameron                      Name: Clive Meanwell
Title: Vice President, Head                   Title: Executive Chairman
       Cardiovascular Therapy Area

                                   SCHEDULE 1

                                    Compound

SCHEDULE 1, COMPOUND

CHEMICAL STRUCTURE, CHEMICAL NAME AND MOLECULAR FORMULA

Chemical structure

[BOX]

Figure 1. Chemical structure of clevidipine

Chemical name

Butyroxymethyl methyl 4-(2',3'-dichlorophenyl)-1,4-dihydro-2,6-dimethyl-3,5-pyridinedicarboxylate.

Molecular weight

456.3 g/mol.

Molecular formula

C(21)H(23)Cl(2)NO(6)

                                   SCHEDULE 2

                               License Agreement

Schedule 2

                                LICENSE AGREEMENT

                 Entered into by and between AstraZeneca AB and The Medicines Company on the License Agreement Effective Date

                                TABLE OF CONTENTS

Article                                                                   Page
-------                                                                   ----
1.    Definitions                                                           2
2.    Grant of License                                                     11
3.    Development and Commercialisation                                    14
4.    Supply Matters                                                       23
5.    Exchange of Information                                              25
6.    Consideration                                                        28
7.    Intellectual Property - Prosecution and Maintenance                  35
8.    Claims Regarding Infringement and Invalidity                         37
9.    Trademark                                                            42
10.   Indemnity                                                            45
11.   Confidentiality                                                      47
12.   Adverse Events                                                       49
13.   Representation and Warranty                                          50
14.   Term and Termination                                                 53
15.   Consequences of Termination                                          55
16.   Force Majeure                                                        58
17.   General Provisions                                                   59
           - Assignment                                                    59
           - Severance                                                     60
           - Notices                                                       60
           - Contact Information                                           61
           - Agency, Partnership or Joint Venture Excluded                 62
           - Entire Agreement                                              62
           - Agreement to Supersede earlier Agreements                     62
           - Amendments                                                    62
           - Publicity and Announcements                                   62
           - Waiver                                                        63
           - No Benefit to Third Parties                                   63
18.   Governing Law and Arbitration                                        63

Schedule 2
                                LICENSE AGREEMENT

This Agreement is entered into on the License Agreement Effective Date by and between

ASTRAZENECA AB, a company incorporated under the laws of Sweden with its registered office at S-151 85 Sodertalje, Sweden ("ASTRAZENECA") and

THE MEDICINES COMPANY, a company incorporated under the laws of Delaware with its registered office at One Cambridge Center, Cambridge, Massachusetts 02142, United States ("TMC");

                                   WITNESSETH

WHEREAS, ASTRAZENECA performs research, development and marketing of pharmaceutical compounds and products inter alia in the cardiovascular therapy area; and

WHEREAS, ASTRAZENECA has developed the intravenous product Clevidipine for indications such as the control of blood pressure; and

WHEREAS, TMC performs development of pharmaceutical compounds and marketing of pharmaceutical products particularly in the cardiovascular therapy area; and

WHEREAS, ASTRAZENECA has expressed an interest to license Clevidipine to TMC and TMC has expressed an interest to license said compound; and

WHEREAS, it is a mutual objective of the Parties to maximise the sales of the Product.

NOW THEREFORE, the Parties hereto agree to the following.

1.          DEFINITIONS

When used in this Agreement the following expressions shall have the meanings defined herein. The singular form of the defined expression shall include the plural form thereof and vice versa.

1.1. "Adverse Event" shall mean the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to a pharmaceutical product whether or not considered causally related to such product.

1.2.        "ANDA Act" shall have the meaning defined in Article 8.3.1(a).

1.3. "Affiliate" with respect to a Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this Article 1.3 only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with", shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and/or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person.

1.4. "Agreement" shall mean this document including any and all schedules, appendices and other addenda to it as may be changed, added and/or amended from time to time in accordance with the provisions of this Agreement.

1.5. "ASTRAZENECA IP" shall mean the ASTRAZENECA Patent Rights, the ASTRAZENECA Know-How and, subject to what is stated in Article 9.1, the ASTRAZENECA Trademark.

1.6.        "ASTRAZENECA Indemnified Party" shall have the meaning defined in
            Article 10.1.1.

1.7. "ASTRAZENECA Know-How" shall mean any Know-How relating to the Compound and/or the Product, developed, acquired or licensed by ASTRAZENECA prior to the License Agreement Effective Date and in ASTRAZENECA's possession at the License Agreement Effective Date.

1.8. "ASTRAZENECA Patent Rights" shall mean the patents and patent applications as set out in Schedule A and any Patent Rights claiming priority thereto.

1.9. "ASTRAZENECA Trademark" shall mean the trademark Clevelox(TM) which ASTRAZENECA as of the License Agreement Effective Date has registered for the Product in the countries set forth in Schedule B.

1.10. "Combination Product" shall mean any pharmaceutical product in a finished dosage form which comprises the Compound and at least one other active pharmaceutical ingredient.

1.11. "Commercially Reasonable Efforts" shall mean with respect to the efforts to be expended by a Party with respect to any objective, the use of reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the research, development or commercialisation of Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by a Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, Regulatory Authority-approved labelling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the Product taking into account the royalties payable to licensors of patent or other intellectual property rights, alternative products and other relevant commercial factors. Commercially Reasonable Efforts shall be determined on a country-by-country basis for the Product, and it is anticipated that the level of effort will change over time (including, to the extent appropriate, the reduction or cessation of active promotional efforts), reflecting changes in the status of the Product and the market(s) involved

1.12. "Compound" shall mean ASTRAZENECA's proprietary compound named Clevidipine with the chemical structure as shown in Schedule C, attached hereto, including all salts, esters, complexes, chelates, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, solvates, metabolites and metabolic precursors (whether active or inactive) thereof.

1.13. "Confidential Information" shall mean (i) in the case of TMC being the receiving Party, ASTRAZENECA IP, and (ii) in the case of ASTRAZENECA being the receiving Party TMC IP, and (iii) in the case of either Party being the receiving Party, data generated by either or both Parties hereunder and trade secrets and/or confidential information relating to technology, including but not limited to compound(s), composition(s), formulation(s) and/or manufacturing information, and/or relating to the business affairs, including but not limited to commercial forecasts, plans, programs, customers, assets, financial projections, costs and customer lists and/or finances of the Disclosing Party, supplied or otherwise made available to the Receiving Party or coming into Receiving Party's possession in relation to the performance of this Agreement.

1.14. "Disclosing Party" shall mean the Party which discloses Confidential Information to the other Party.

1.15. "Documents" shall mean reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which Know-How can be permanently or temporarily stored.

1.16. "European Union" shall mean the countries that are, whether at the License Agreement Effective Date or at any time thereafter, members of the European Union.

1.17. "European Economic Area" shall mean the European Union plus Norway, Iceland and Liechtenstein.

1.18. "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

1.19. "FTE Day" shall mean the equivalent of one person employed by ASTRAZENECA or TMC, as applicable, or their respective Affiliates full time for one day.

1.20. "Filing of an NDA" shall mean the date of acceptance for review by the competent registration body in a given country of an NDA.

1.21. "Force Majeure" shall mean any cause preventing either Party from performing any or all of its obligations which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented, act of God, war, riot, civil commotion, malicious damage, accident, breakdown of plant or machinery, fire, flood or storm.

1.22. "Fresenius" shall mean Fresenius Kabi Nutrition AB, S-751 74 Uppsala, Sweden.

1.23. "Launch" or "Launched" shall mean the first invoiced commercial sale by TMC, its Affiliates, sub-licensees or distributors, however not including sales made by one such entity to another such entity, of the Product in a country following NDA Approval in such country.

1.24. "Know-How" shall mean technical and other information, which is not subject to published patent rights and which is not in the public domain, including, but not limited to, information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing, including results of research or development, processes, including manufacturing processes, specifications and techniques, laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know-How includes Documents containing Know-How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know-How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.25. "License Agreement Effective Date" shall have the meaning defined in the Option Agreement.

1.26. "Major Market" shall mean each of [**] and [**]. Further [**] shall constitute one Major Market.

1.27. "NDA" shall mean a fully completed marketing license application comparable to a New Drug Application filed with the FDA, including all supporting documentation and data required for such application to be accepted for review by the competent health regulatory authorities for any country requesting approval for commercialisation of the Product for a particular indication in such country. NDA as herein defined shall for this purpose include applications for pricing or reimbursement approval where appropriate.

1.28. "NDA Approval" shall mean the approval by the competent registration body for a given country of an NDA.

1.29. "Net Sales" shall mean the gross sales of Product by a Party or its Affiliates, and, regarding sales in the United States, its sub-licensees or distributors, to Third Parties after deduction of:

            a)    [**] and/or [**];

            b)    amounts [**] determined in good faith;

            c)    [**] such sales; and

            d)    [**] the Product.

            In the event the Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred, as adjusted, as necessary, for inflation from the date when both the Product and all other product(s) last were sold and the date of determination of Net Sales under this Article 1.29. In the event that such average sale price cannot be determined for both the Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, the selling Party shall in good faith make a determination of the respective fair market values of the Product and all other pharmaceutical products included in the Combination Product, and shall notify the other Party of such determination and provide the other Party with data to support such determination. The other Party shall have the right to review such determination and supporting data, and to notify the selling Party if it disagrees with such determination. If the other Party does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to arbitration pursuant to Article 18.1.

            Net Sales shall exclude (i) the transfer of a commercially reasonable quantity of free samples of Product to be given out to customers for promotional purposes; (ii) the transfer of Product for use in clinical trials; and (iii) the sales or transfers of Product among a Party and its Affiliates, and, in the United States, its sub-licensees or distributors, unless the receiver is the consumer or user of the Product; however, the resale or transfer of such Product to a Third Party shall be included in Net Sales.

            Product sold or otherwise transferred (x) in other than an arms length transaction or for other property (e.g. barter); or (y) where no separate price has been decided for the Product but a price is decided jointly for the Product plus at least one other product, shall be deemed invoiced at its fair market price in the country of sale or transfer.

            It is acknowledged that sub-licensees of a Party or its Affiliates and conventional distributors whose function is to purchase and resell Product, will be considered Third Parties when referring to Product sold outside the United States. The Parties agree further that for the purpose of the first paragraph of this Article 1.29 the Net Sales of the Product outside the United States by TMC or its Affiliates to such sub-licensees and distributors shall be the Net Sales received by TMC or its Affiliates from such sub-licensee or distributor for the Product or [**] percent ([**]%) of the actual gross sales, less deductions under subsections (a) through (d) above, of the Product by such sublicensee or distributor, whichever amount is the higher.

1.30. "Option Agreement" shall mean the Study and Exclusive Option Agreement entered into by and between the Parties on 5 March 2002.

1.31.       "Party" or "Parties" shall mean TMC and/or ASTRAZENECA.

1.32. "Patent Rights" shall mean patent applications and patents, utility models, utility certificates, certificates of addition and all foreign counterparts of them in all countries, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions (including patent term extensions), reissues, substitutions, confirmations, registrations, revalidations, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

1.33. "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.34.       "Procedure" shall have the meaning defined in Article 3.5.1.

1.35. "Product" shall mean any pharmaceutical formulation or product for intravenous application containing the Compound as the sole active ingredient in a finished dosage form suitable for administration to patients. Apart from in this Article 1.35, and unless the context clearly requires otherwise in this Agreement, when mentioned in this Agreement Product shall be deemed to include Combination Product.

1.36. "Phase III Clinical Trial" shall mean a large scale, pivotal multicentre, human clinical trial to be conducted in a number of patients estimated to be sufficient to establish safety or efficacy in the particular claim and indication and at a standard suitable to obtain NDA Approval.

1.37. "Receiving Party" shall mean the Party which receives Confidential Information from the other Party.

1.38.       "Results" shall have the meaning defined in Article 7.8.

1.39.       "Supply Agreement" shall have the meaning described in Article
            4.3.1.

1.40.       "TMC IP" shall mean TMC Know-How and TMC Patent Rights.

1.41.       "TMC Indemnified Party" shall have the meaning defined in Article
            10.2.1.

1.42. "TMC Know-How" shall mean any Know-How relating directly to the Compound and/or the Product developed, acquired or licensed by TMC during the term of this Agreement.

1.43. "TMC Patent Rights" shall mean any Patent Rights directly relating to the Compound and/or the Product developed, acquired or licensed by TMC during the term of this Agreement.

1.44.       "TMC Trademark" shall have the meaning defined in Article 9.1.

1.45.       "Territory" shall mean any country in the world except Japan.

1.46. "Third Party" shall mean any Person not including the Parties or the Parties' respective Affiliates.

2.          GRANT OF LICENSE

2.1. License Grant. ASTRAZENECA hereby grants to TMC an exclusive license in the Territory under the ASTRAZENECA IP to perform research on, have research performed on, develop, have developed, use, have used, make, have made, import, have imported, market, have marketed, sell and have sold the Compound and the Product for all indications. Notwithstanding the foregoing, TMC's license to the ASTRAZENECA Trademark included in the license now granted shall be subject to what is stated in Article 9.1.

2.2. Grant to TMC's Affiliates. TMC's Affiliates shall have the benefit and burden of the licenses and rights set out in Article 2.1 for the same purposes and under the same conditions as set forth herein, provided that TMC shall remain fully responsible for the compliance by such Affiliates with the terms and conditions of this Agreement as if such Affiliates were TMC hereunder.

2.3. Right to Sublicense. TMC shall have the right to grant sub-licenses to the rights granted under Article 2.1, provided that TMC shall notify ASTRAZENECA of each such sublicense without unreasonable delay following any such grant of sub-license. TMC shall ensure that all of its sub-licensees will comply with all terms and conditions of this Agreement and TMC shall remain fully responsible for the compliance by such sub-licensees with the terms and conditions of this Agreement as if such sub-licensees were TMC hereunder.

2.4. Right to Appoint Distributors. TMC shall also have the right to appoint distributors in the Territory for the sale of the Product. TMC shall at all times ensure that its distributors act fully in compliance with the terms and conditions of this Agreement.

2.5. Duration of License Grant. The licenses set out in Article 2.1 shall continue in accordance with what is stated therein on a country-by-country basis until royalty payment is no longer due in the country concerned in accordance with what is stated in Article 6.4, except for the license to the ASTRAZENECA Trademark which shall be governed by what is stated in Article 6.5. The licenses set out in Article 2.1 shall, subject again to what is stated in Article 6.5 regarding the license to the ASTRAZENECA Trademark, thereafter continue on a non-exclusive basis and become fully paid up and royalty-free in the country concerned.

2.6. First Right of Refusal of TMC regarding Japan. Should ASTRAZENECA within its sole discretion at any time determine that ASTRAZENECA will not Launch the Product in Japan and/or that ASTRAZENECA will not license, transfer or otherwise dispose of its interest in the ASTRAZENECA IP regarding Japan, then ASTRAZENECA shall offer to TMC, by providing written notice, the first right to negotiate a license on exclusive rights to commercially exploit the Compound and the Product under the ASTRAZENECA IP in Japan on terms similar to those under this Agreement. Should TMC wish to exercise such right, then TMC shall notify ASTRAZENECA hereof in writing no later than ninety
            (90) days upon receipt of ASTRAZENECA's notice. In reasonable connection with such notice the Parties shall enter into good faith negotiations using their reasonable endeavours to reach a mutually acceptable agreement providing for such TMC's commercial exploitation as mentioned in this Article 2.6.

2.7.        TMC Grant of Rights to ASTRAZENECA Regarding Japan.

2.7.1. In consideration of the rights granted by ASTRAZENECA hereunder, TMC hereby grants to ASTRAZENECA, at no cost or remuneration, a sub-licensable non-exclusive license under the TMC IP to perform research on, have research performed on, develop, have developed, use, have used, make, have made, import, have imported, market, have marketed, sell and have sold the Compound and the Product for all indications in Japan.

2.7.2. TMC shall for the purpose of the license granted in Article 2.7.1 make available to ASTRAZENECA, upon ASTRAZENECA's request, any Filings of an NDA in the Territory, any NDA Approvals obtained in the Territory and any related documents and any TMC's correspondence with any regulatory authorities in the Territory regarding any such Filing of an NDA, NDA Approval or related issues, and shall allow ASTRAZENECA to make cross-references to any such Filing of an NDA or NDA Approval in the Territory. For any services or assistance performed by TMC pursuant to this Article 2.7.2, ASTRAZENECA shall reimburse TMC for TMC's out-of-pocket costs for such activities plus [**] U.S. Dollars ($[**]) per FTE Day.

2.7.3. Should TMC have selected the TMC Trademark in the Territory, then the license under Article 2.7.1 shall include an exclusive right and license for ASTRAZENECA to utilize the TMC Trademark in Japan. Should ASTRAZENECA use the TMC Trademark in connection with the sales and marketing of Product in Japan, then ASTRAZENECA shall pay to TMC a running royalty of [**] percent ([**]%) on the annual Net Sales of the Product in Japan.

2.8. Section 365(n) of Title 11. All rights and licenses granted under or pursuant to any section of this Agreement, including amendments hereto, are, for all purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. The Parties shall retain and may fully exercise all of their respective rights under this Agreement pursuant to Title 11. Rejection of this Agreement pursuant to Section 365 of Title 11 constitutes a material breach of this Agreement and entitles the aggrieved Party to terminate this Agreement for material breach upon written notice. Upon bankruptcy of either Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

3.          DEVELOPMENT AND COMMERCIALIZATION

3.1. Transfer of ASTRAZENECA Know-How. Without unreasonable delay following the License Agreement Effective Date, ASTRAZENECA shall make available and transfer to TMC the following ASTRAZENECA Know-How.

            a) a description of the process used by ASTRAZENECA for the manufacturing of the Compound intended for Phase III Clinical Trials and a summary report of the development of such process;

            b) a description of the process, available to AstraZeneca at the License Agreement Effective Date, for the manufacture of the [**] to be used for the manufacturing of the Compound;

            c) a description of the analytical methods and validation reports for the starting materials and intermediates to be used in the manufacturing of the Compound.

                  It is acknowledged that at the License Agreement Effective Date some of those analytical methods are not fully developed and validated, and such development and validation will not be continued or completed by ASTRAZENECA. ASTRAZENECA will, however, provide a summary report of the status of these methods at the License Agreement Effective Date;

            d) the description of the tentative test-methods used by ASTRAZENECA for validating the bulk Compound manufactured, and a brief summary of the validation done thereon by ASTRAZENECA;

            e) to the extent available to ASTRAZENECA at the License Agreement Effective Date, reference and analytical standard compounds to be used as reference material in the conduct of comparative analyses in relation to the manufacturing process with the Compound. It is explicitly understood that no such compound may be used for any other purpose than the purpose now stated;

            f) a description of all ASTRAZENECA Know-How relating to clinical trials conducted by ASTRAZENECA using the Product prior to the License Agreement Effective Date.

            g) reports, the names of which are set forth in Schedule D, containing ASTRAZENECA Know-How relating to the manufacturing of the Compound.

            Any documents contemplated by this Article 3.1 shall be in English when transferred to TMC.

3.2.        Third Party Manufacturers.

3.2.1. It is acknowledged that TMC may present the ASTRAZENECA Know-How described under Article 3.1 to Third Party manufacturers for the purposes permitted under Article 11.2.4. TMC shall notify ASTRAZENECA in writing regarding the date of submission of such information to any such Third Party manufacturer(s). ASTRAZENECA shall in this connection assist TMC to address questions raised about such

            ASTRAZENECA Know-How by no more than three (3) of such Third Party manufacturer(s) selected by TMC, during a period of three (3) months from the date of presentation of such ASTRAZENECA Know-How to the Third Party manufacturer concerned. ASTRAZENECA shall also provide TMC with advice on the technical merits of proposals regarding manufacturing of the Compound brought forward by such Third Party manufacturer(s). Any assistance provided under this Article 3.2.1 may be given by telephone or e-mail or by other appropriate means as agreed by the Parties.

3.2.2. ASTRAZENECA undertakes to participate in no more than one (1) meeting in person with one Third Party manufacturer, selected by TMC, to outline details of the manufacturing synthesis regarding the Compound, provided that such meeting shall take place at ASTRAZENECA's manufacturing site in Sodertalje, Sweden.

3.2.3. ASTRAZENECA further undertakes, should TMC not have exercised its right under Article 2.9 of the Option Agreement, upon having received written notice from TMC, for a period of three (3) months starting sixty (60) days upon ASTRAZENECA's receipt of such notice, to assist TMC, by telephone, e-mail or other appropriate means as agreed by the Parties, in TMC's discussions with Fresenius in connection with Fresenius' restart of the formulation program regarding the Product. The Parties agree, however, that TMC may not give such notice contemplated above in this Article 3.2.3 later than eight (8) months of the License Agreement Effective Date.

3.2.4. ASTRAZENECA agrees to provide reasonable assistance to the Third Party manufacturer selected by TMC, by telephone, e-mail or other appropriate means as agreed by the Parties, in connection with the start-up of manufacturing operations for the Product for a period of twelve (12) months following commencement of process development by such contract manufacturer or fifteen (15) months of the License Agreement Effective Date, whichever is the earliest to occur.

3.3.        Duration of and Compensation for Assistance by ASTRAZENECA.

3.3.1. The Parties agree that any assistance to be provided by ASTRAZENECA under Articles 3.1, 3.2 and 3.5.1 shall be given to an extent necessary and reasonable and shall be given only within the first four (4) years of the License Agreement Effective Date and shall not in total exceed [**]. It is acknowledged that ASTRAZENECA may at its discretion carry out any such assistance for up to [**] percent ([**]%) of such [**] by using Third Party consultants.

3.3.2.      For any services or assistance performed by ASTRAZENECA pursuant to
            Article 3.3.1, TMC shall reimburse ASTRAZENECA for ASTRAZENECA's out-of-pocket costs for such activities plus [**] U.S. Dollars ($[**]) [**]. Should ASTRAZENECA use a Third Party consultant(s) for carrying out assistance for a certain FTE Day, or part thereof, then, for the avoidance of doubt, the FTE Day rate now stated shall apply thereon, and the out-of-pocket costs for consultants, if any, as indicated above in this paragraph, shall apply only to costs for consultants which would typically have been incurred should the assistance have been actually carried out by an employee(s) of ASTRAZENECA or its Affiliates.

3.3.3. ASTRAZENECA shall invoice TMC for all assistance during each relevant time period within thirty (30) days of the expiration of each calendar half-year.

3.4.        Development of Product.

3.4.1. TMC shall, subject to the obligations stated in this Article 3 and in Article 5, carry out the development work permitted hereunder within its sole discretion and at its own cost and expense.

3.4.2. TMC shall use Commercially Reasonable Efforts to develop Product up until the stage of Filing of an NDA in each country of the Territory.

3.5.        Regulatory Filings.

3.5.1. TMC shall be responsible for the preparation, submission and prosecution of all Filings of an NDA in each country in which TMC, its Affiliates, sub-licensees or distributors will sell Product. TMC, its Affiliates, sub-licensees or distributors shall be the owner and party of record for all such filings, applications and approvals. ASTRAZENECA agrees to provide assistance requested by TMC as reasonably necessary for preparation and prosecution of such filings and applications in the European Union (it being contemplated that such filings and applications will be done by using the then most efficient centralised procedure for applying for and obtaining multi-country NDAs in the European Union (the "Procedure")), and in the United States. TMC shall reimburse ASTRAZENECA for any costs and expenses incurred in such assistance. TMC shall be responsible for any costs associated with preparation, submission and prosecution of all such Filing of an NDA and NDA Approvals required.

3.5.2. TMC shall, at its own expense, use Commercially Reasonable Efforts in Filing of an NDA and prosecution thereof and in obtaining NDA Approvals in its own name or in the name of its Affiliate(s) in each Major Market and other country of the Territory.

3.5.3. Regarding any country in the European Union where TMC makes a Filing of an NDA, TMC shall for such purpose use the Procedure, unless TMC can clearly establish that Filing of an NDA regarding one or more separate countries within the European Union would be more advantageous to the Product from a regulatory or commercial perspective.

3.5.4. TMC shall promptly inform ASTRAZENECA in writing of any Filing of an NDA and of any NDA Approval, and shall in immediate connection therewith provide ASTRAZENECA with a written summary of any such Filing of an NDA and NDA Approval, or with a copy thereof, whichever ASTRAZENECA may elect.

3.5.5. Following NDA Approval in a certain Major Market or other country of the Territory TMC shall use its Commercially Reasonable Efforts to Launch the Product in such Major Market or other country

3.6.        Marketing and Sales of Product.

3.6.1. Regarding any country of the Territory where the Product is Launched, TMC shall promptly inform ASTRAZENECA writing of the occurrence of such Launch.

3.6.2. TMC shall, in each Major Market or other country of the Territory where the Product has been Launched, at its own expense, or the expense of its Affiliates, sub-licensees or distributors, use Commercially Reasonable Efforts to market and sell the Product.

3.6.3. For the avoidance of doubt, what is stated regarding the obligations of TMC in this Article 3 or elsewhere in this Agreement shall always be subject to what is stated in Articles 2.2 and 2.3, such that any of TMC's obligations may be performed by one or more of TMC's Affiliates or sublicensees. Further, in accordance with what is stated in Article 2.4, any of TMC's obligations under this Article
            3.6 and under Article 3.7 may be performed by one or more of TMC's distributors.

3.7. Specific Time Limits for Performance. Notwithstanding what is stated in Articles 3.4.2, 3.5.2, 3.5.5 and 3.6.2, and without limiting the general performance criteria stated therein, the following performance criteria stated in this Article 3.7 shall apply to the situations herein described.

3.7.1.      Time Limit for entering into Phase III Clinical Trials.

            TMC shall no later than [**] have made the first dosing of a patient in a Phase III Clinical Trial regarding the Compound.

3.7.2.      Time Limit for Filing of an NDA.

            (a) TMC shall no later than [**] have made a Filing of an NDA in the United States.

            (b) TMC shall no later than [**] or [**] after having made a Filing of an NDA in the United States, whichever is the earlier, have made a Filing of an NDA in at least three (3) additional Major Markets, provided, however, that if such Filing of an NDA has been made in the European Union then such one (1) Major Market shall be sufficient.

            (c) TMC shall no later than [**] or [**] after having made the last Filing of an NDA under Article 3.7.2(b), whichever is the earlier, have made a Filing of an NDA in all Major Markets.

3.7.3.      Time Limit for Launch of the Product

            TMC shall no later than [**] following NDA Approval in any Major Market Launch the Product in the country(ies) concerned.

3.8.        Remedy for Failure.

3.8.1.      Non-Compliance.

            Should TMC at any time not comply with the applicable criteria of performance as set forth in Articles 3.4.2, 3.5.2, 3.5.5, 3.6.2, 3.7.1, 3.7.2 or 3.7.3, then TMC shall promptly so notify ASTRAZENECA in writing.

            (i) In case of non-compliance with the performance criteria set forth in Articles 3.4.2 or 3.7.1 ASTRAZENECA shall have the right, by giving ninety (90) days written notice to TMC, to require the license granted hereunder to terminate regarding the Compound and the Product, subject to Article 3.8.3.

            (ii) In case of non-compliance with the performance criteria set forth in Articles 3.5.2, 3.5.5, 3.6.2, 3.7.2 (a) or 3.7.3,
                  ASTRAZENECA shall have the right, by giving ninety (90) days written notice to TMC, to require the license granted hereunder to terminate regarding the Compound and the Product in the Major Market or other country concerned, subject to
                  Article 3.8.3.

            (iii) In case of non-compliance with the performance criteria set forth in Article or 3.7.2 (b) or (c), ASTRAZENECA shall have the right, by giving ninety (90) days written notice to TMC, to require the license granted hereunder to terminate regarding the Compound and the Product in any Major Market(s) other than the Major Market(s) regarding which the performance criteria concerned was fulfilled (and, in the case of non-compliance with Article 3.7.2 (c), the Major Market(s) regarding which such criteria had been fulfilled under Article
                  3.7.2 (b)), subject to Article 3.8.3.

            (iv) If ASTRAZENECA makes a request under (i), (ii) or (iii) above, and provided that TMC has not remedied the default concerned within the ninety-days period stated, then, provided that ASTRAZENECA notifies TMC in writing hereof within thirty (30) days upon the expiration of such ninety-days period, the license regarding the Major Market or other country contemplated by such notice for the Compound and the Product shall terminate and what is stated in Article 15.1 shall apply regarding such Major Market or other country subject to
                  Article 3.8.3.

3.8.2.      Non-compliance regarding the European Union

            Should TMC have failed to comply with any such criteria of performance referred to under Article 3.8.1, and should such non-compliance relate to the European Union, then TMC shall anyway be considered to have fulfilled such performance criteria provided always that the countries within the European Union to which such non-compliance relate are less than five (5). Notwithstanding what is stated in Article 1.16, European Union for the purpose of this
            Article 3.8.2 shall constitute only those countries being members of European Union at the License Agreement Effective Date.

3.8.3.      Reasonable Delay or Other Non-Compliance.

            a) Should TMC upon receipt of notice from ASTRAZENECA according to Article 3.8.1 (i) through (iii) be able to show that the delay or other non-compliance in the country(ies) concerned is justifiable from a clinical, scientific or regulatory perspective, then the Parties shall meet and consult whether the situation so occurred could be reasonably solved. Should the Parties, despite such consultations, not be able to find a mutually acceptable solution within three (3) months upon having entered into such consultations, then ASTRAZENECA may terminate the license regarding the country(ies) concerned by giving TMC a notice of same in writing, whereupon the license regarding such country(ies) shall immediately terminate and what is stated in Article 15.1 shall apply regarding such country(ies).

            b) Should, following the initiation of the consultations pursuant to the first paragraph of this Article 3.8.3, either Party reasonably believe that a solution to the situation arisen may be solved through such consultations, but not within the initial three-month timeframe, then such Party may notify the other Party hereof; and the three-months period provided for in Article 3.8.3 a) shall be extended with a time-
            period as requested by such Party in such notice but with no more than three (3) months from the date of the notice.

3.9. The remedies stated in Article 3.8 shall be ASTRAZENECA's sole remedy in case of any failure by TMC to comply with what is stated in this Article 3.

4.          SUPPLY MATTERS

4.1. Transfer of Bulk Compound to TMC. ASTRAZENECA undertakes to supply to TMC [**] approximately ten (10) kilograms of bulk Compound no later than ninety (90) days after the License Agreement Effective Date. The transport of such entire quantity of bulk Compound shall be entirely at TMC's risk and expense. It is explicitly understood that this quantity of Compound was manufactured by ASTRAZENECA at an earlier date, and was not made for the purpose of the supply now stated, and that ASTRAZENECA gives no guarantee whatsoever as to the characteristics of the Compound or the Compound's fitness for any particular purpose.

4.2. Assignment of Agreement with Fresenius. Unless such Contract has been assigned or terminated in accordance with what is stated in
            Article 2.8 of the Option Agreement, Astra Hassle AB, subsequently merged into ASTRAZENECA, and Fresenius are at the License Agreement Effective Date parties to a Development and Commercial Supply Contract of 28 December 1995 providing for the supply by Fresenius to ASTRAZENECA of Product. Should Fresenius agree with TMC on the supply of Product to TMC and with ASTRAZENECA to release ASTRAZENECA from any obligation under said Contract, then ASTRAZENECA will, provided always that the release or termination of such Contract or TMC's entering into any such arrangement will not incur any expenses or liability on ASTRAZENECA, agree to assign its rights under the Contract to TMC, or to terminate the Contract with Fresenius, whichever TMC desires and notifies ASTRAZENECA in writing of.

            It is explicitly understood and agreed by the Parties that ASTRAZENECA shall have no obligations whatsoever to transfer or supply, other than as explicitly provided under Article 4.1, any quantity of Compound or Product to TMC.

4.3.        Supply of Compound and Product by TMC.

4.3.1. TMC undertakes to supply ASTRAZENECA's Affiliate in Japan, AstraZeneca KK, at TMC's [**], AstraZeneca KK's entire need of Product for clinical trials, sale, promotion and marketing in Japan, pursuant to the Supply Agreement between TMC and AstraZeneca KK, attached hereto, subject to what is stated in Article 4.3.3, as a Schedule E.

4.3.2.      TMC further undertakes to supply ASTRAZENECA, subject to Article
            15.1 (i), at TMC's [**] and otherwise under terms to be as consistent as possible with those under the Supply Agreement, ASTRAZENECA's entire need of Product for clinical trials, sale, promotion and marketing in any country where the license granted under Article 2 has been terminated pursuant to Article 3.8; provided always that such TMC's obligation shall not become effective unless and until TMC has Launched the Product in at least with one (1) country of the Territory.

4.3.3. The Supply Agreement may not have been entered into on the License Agreement Effective Date due to the Parties' desire to expeditiously enter into the Option Agreement, not delaying such procedure by awaiting the completion of the Supply Agreement. The parties acknowledge the substantial need for ASTRAZENECA to rely on TMC for its supply of the Product for the countries mentioned in Articles
            4.3.1 and 4.3.2 and that
            entering into the Supply Agreement is a substantial prerequisite to ASTRAZENECA for entering into the Option Agreement. Should regardless hereof the Supply Agreement not have been concluded within six (6) months of the License Agreement Effective Date for other reasons than ASTRAZENECA's lack of good faith in conducting such negotiations or unnecessary delays caused by ASTRAZENECA, then ASTRAZENECA shall have the right to terminate this Agreement forthwith by giving written notice to TMC.

            Should ASTRAZENECA have failed, however, to provide to TMC in accordance with what is stated in Article 2.10 of the Option Agreement a first draft of the Supply Agreement, then, notwithstanding what is stated in the first paragraph of this
            Article 4.3.3, ASTRAZENECA shall not have the right to terminate this License Agreement.

5.          EXCHANGE OF INFORMATION

5.1. Obligation of TMC to Share Information. In addition to the obligations specifically requiring TMC to inform ASTRAZENECA regarding particular events, TMC undertakes to keep ASTRAZENECA informed about the progress of the development work regarding the Compound hereunder. For this purpose:

5.1.1. the Parties will, up until the date when Filing of an NDA has been made in the last Major Market, meet at least once a year to review TMC's progress and efforts in the development work contemplated herein. Such meeting will take place on a location to be agreed by the Parties, or, should the Parties not be able to agree, alternately with each Party at a site to be determined by the Party hosting the meeting. In advance of such meeting, TMC will provide ASTRAZENECA a reasonable written summary of such development work, including, without limitation, summaries of protocol designs of any clinical trials conducted or to be conducted, any changes to same and any Results developed during the period concerned;

5.1.2. TMC shall further in advance of such meeting provide ASTRAZENECA in writing a timetable for the expected Filings of an NDA, expected NDA Approvals and expected Launches during the one-year period, or other shorter applicable period, to come. In connection therewith TMC shall provide to ASTRAZENECA in writing, for the same period of time, a non-binding marketing plan and sales forecast for the Product in any Major Market where the Product by that time has been Launched or is expected to be Launched during the applicable period immediately to come;

5.1.3. TMC shall notify ASTRAZENECA forthwith and provide particulars of any halt or substantial delay in any development program or clinical trial, any obstacles in the Product reaching the market and any substantial changes anticipated in the sales potential of the Product;

5.1.4. TMC shall notify ASTRAZENECA forthwith regarding, and provide copies of, any correspondence with the regulatory authorities in the Territory that could reasonably be of any significance regarding the possibility, time frame or scope of any Filing of an NDA or any NDA Approval by ASTRAZENECA in Japan or which may otherwise relate to such Filing of an NDA or NDA Approval.

5.2. Obligation of AstraZeneca to Share Information. ASTRAZENECA shall keep TMC informed about the progress of the clinical trials, sale, promotion and marketing of Product in any country in which ASTRAZENECA has rights to sell Product. For this purpose:

5.2.1. ASTRAZENECA shall at least once each year provide TMC in writing a timetable for the expected Filings of an NDA, expected NDA Approvals and expected Launches during the one-year period to come.

5.2.2. ASTRAZENECA shall notify TMC forthwith regarding, and provide copies of, any correspondence with the regulatory authorities in any Major Market that could reasonably be of any significance regarding the possibility, time frame or scope of any Filing of an NDA or any NDA Approval by TMC in any country for which TMC has yet to file an NDA or receive NDA Approval.

6.          CONSIDERATION

In consideration of the rights granted hereunder TMC shall pay to ASTRAZENECA the remuneration stated in this Article 6.

6.1.        Milestone Payments.

6.1.1. Within thirty (30) days of the License Agreement Effective Date TMC shall pay to ASTRAZENECA the amount of One million U.S. Dollars (U.S. $1,000,000).

6.1.2. Within thirty (30) days of the date of TMC's Filing of an NDA in the first Major Market, TMC shall pay to ASTRAZENECA the amount of [**] U.S. Dollars (U.S. $[**]).

6.1.3. Within thirty (30) days of TMC's receipt of NDA Approval in the first Major Market TMC shall pay to ASTRAZENECA the amount of [**] U.S. Dollars (U.S. $[**]).

6.1.4. Within thirty (30) days of the TMC's receipt of NDA Approval in the second Major Market, TMC shall pay to ASTRAZENECA the amount of [**] U.S. Dollars (U.S. $[**]).

6.1.5. Within thirty (30) days of the TMC's receipt of NDA Approval in the third Major Market, TMC shall pay to ASTRAZENECA a final milestone payment in the amount of [**] U.S. Dollars (U.S. $[**]).

6.2.        Royalty Rate.

6.2.1. Following Launch of the Product, on a country-by-country basis for the period set out in Article 6.4 TMC shall pay to ASTRAZENECA, subject to what is stated in Article 6.2.2, a running royalty on the annual Net Sales of the Product as follows:

                             Annual Net Sales                       Royalty Rate
                             ----------------                       ------------


                                  [**]                                   [**]



            The relevant royalty rate so stated shall apply to the amount of annual Net Sales within the applicable layer only.

            For convenience of example only and without limiting the above, the royalty rate of [**]% shall apply to the amount of annual Net Sales under $[**] and should the annual Net Sales exceed $[**] then the royalty rate of [**]% shall apply only to the amount of annual Net Sales exceeding $[**] (and up to $[**]).

6.2.2. Notwithstanding the royalty rates set forth in Article 6.2.1, on the Net Sales of the Product during the time period starting on the License Agreement Effective Date and ending on December 31, 2007, the running royalty rate shall be reduced to [**] percent ([**]%) of the rate otherwise stated in Article 6.2.1.

6.2.3. For the purpose of Article 6.2.1 the term "annual" shall refer to calendar years, provided, however, that for the purpose of determining what royalty rates to apply during the first or last calendar year of the royalty payment period pursuant to Article 6.4, which parts may not constitute a full calendar year, the following shall apply.

            a)    The applicable royalty rate under each of items (a) through
                  (i) of Article 6.1.1, subject to what is stated in Article 6.2.2, shall apply to the Net Sales exceeding the amount "A" in the following formula.

                  NM
            TA x ---- = A
                  12

            where "NM" is the "number of full months" of sales attracting royalty hereunder, regardless of the number of countries in which sales are being made, during the calendar year concerned; and where "TA" is the applicable "threshold amount" under the respective items
            (a) through (i) of Article 6.2.1.

            b) For convenience of example only and without limiting the above standing, the following calculation shows the application of the provision stated. If Launch occurs in the first country three months before the end of the calendar year, the formula will read, regarding the royalty rate of [**]% under 6.2.1(a):
                  $[**] x 3/12 = $[**]. The royalty rate of [**]% under 6.2.1(b)
                  will then become applicable on any Net Sales exceeding $[**] (and up to $[**]) and a royalty rate of [**]% will be applicable on any Net Sales up to and including $[**]. Notwithstanding the foregoing, as this example is with respect to sales in the first country in which Launch occurs, the above stated royalty rates may be reduced by [**] percent ([**]%) pursuant to Article 6.2.2.

6.3. Minimum Royalty. Notwithstanding what is stated in Article 6.2, during the second through fourth full calendar years following Launch in the first Major Market the aggregate annual royalty amount due by TMC to ASTRAZENECA for sales of the Product shall, regardless of the actual Net Sales amount accrued during such calendar year, not go below the following amounts during the years specified.

6.3.1.      Second full calendar year following Launch: [**] U.S. Dollars
            ($[**]);

6.3.2.      Third full calendar year following Launch: [**] U.S. Dollars ($[**])

6.3.3.      Fourth full calendar year following Launch: [**] U.S. Dollars
            ($[**])

6.3.4. Should the Net Sales by TMC for any calendar year not generate the relevant royalty amount indicated under this Article 6.3, then TMC shall pay the difference between the minimum royalty amount stated and the amount actually generated within thirty (30) days after the date when the royalty payment for the last full quarter of the calendar year concerned is due according to Article 6.6.1.

6.4. Duration of Royalty Payments. Royalties under Article 6.2 shall be payable on a country by country basis for the longer of :

            a) the life of ASTRAZENECA Patent Rights which are necessary to continue to manufacture, use or sell the Product in such country; or

            b) a period of ten (10) years from Launch in that country (provided always that in the case of a country within the European Economic Area such ten (10) years period shall run from the date of Launch anywhere in the European Economic
                  Area);

6.5. ASTRAZENECA Trademark Royalty. Unless the license to the ASTRAZENECA Trademark has been reverted pursuant to Article 9.1, TMC shall, following expiration of the period indicated under Article 6.4 on a country-by-country basis, and for as long as TMC sells the Product in any country in the Territory, in consideration of the exclusive license in the Territory to use the ASTRAZENECA Trademark in connection with the sales and marketing of the Product pay to ASTRAZENECA an annual running royalty on the Net Sales of the Product of [**] percent ([**]%).

6.6.        Reports.

6.6.1. TMC shall deliver to ASTRAZENECA within sixty (60) days after the end of each calendar quarter ending March 31, June 30, September 30 and December 31, a written report showing its computation of the remuneration due to ASTRAZENECA under this Agreement during such calendar quarter including (i) the quantity of the Product sold by or on behalf of TMC during such calendar quarter; and (ii) the total remuneration due in respect thereof and at the same time make the payment of the remuneration due. Any payment to be made hereunder shall be made in U.S. Dollars. Each such report mentioned in this Article 6.6.1 shall include the rates of exchange used for conversion to U.S. Dollars from the currency in which such sales were made.

6.6.2. In the event that ASTRAZENECA, its Affiliates or sublicenses sells Product pursuant to Article 2.7.3, then ASTRAZENECA shall deliver to TMC within sixty (60) days after the end of each calendar quarter ending March 31, June 30, September 30 and December 31, a written report showing its computation of the remuneration due to TMC under this Agreement during such calendar quarter including (i) the quantity of the Product sold by or on behalf of ASTRAZENECA during such calendar quarter; and (ii) the total remuneration due in respect thereof and at the same time make the payment of the remuneration due. Any payment to be made hereunder shall be made in U.S. Dollars. Each such report mentioned in this Article 6.6.2 shall include the rates of exchange used for conversion to U.S. Dollars from the currency in which such sales were made.

6.7.        Taxes.

6.7.1. The payments to be made hereunder by either Party shall be net payments i.e. without deduction of any bank or transfer charges.

6.7.2. ASTRAZENECA shall pay any and all taxes levied on account of, or measured exclusively by, all payments it receives under this Agreement, including without limitation Swedish Value Added Tax ("mervardesskatt"). Amounts payable from TMC to ASTRAZENECA under this Agreement shall be paid by TMC without deduction for any tax, provided however that TMC may withhold income tax as required by internal laws of any applicable jurisdiction. In the case of such withholding being applicable, ASTRAZENECA may apply for the reduction of rate of withholding tax (including under the U.S./Sweden tax treaty) with the assistance of TMC and provided evidence of acceptance of this claim is submitted to TMC,

            TMC shall apply this rate accordingly. If applicable laws require that taxes be withheld, TMC will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send proof of such payment to ASTRAZENECA within sixty (60) days following that payment.

6.7.3. TMC shall pay any and all taxes levied on account of, or measured exclusively by, all payments it receives under this Agreement. Amounts payable from ASTRAZENECA to TMC under this Agreement shall be paid by ASTRAZENECA without deduction for any tax, provided however that ASTRAZENECA may withhold income tax as required by internal laws of any applicable jurisdiction. In the case of such withholding being applicable, TMC may apply for the reduction of rate of withholding tax (including under the U.S./Sweden tax treaty) with the assistance of ASTRAZENECA and provided evidence of acceptance of this claim is submitted to ASTRAZENECA, ASTRAZENECA shall apply this rate accordingly. If applicable laws require that taxes be withheld, ASTRAZENECA will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send proof of such payment to TMC within sixty
            (60) days following that payment.

6.8. Exchange Rates. For the purpose hereof, the rate of exchange to be used for conversion hereunder to U.S. Dollars shall be the average rate of exchange for the period to which the payment relates, as published by the Wall Street Journal.

6.9. Books and Audit. Each Party shall keep complete and accurate books and records with respect to its sale of the Product and remuneration payable hereunder. Each Party shall have the right to have such pertinent books and records of the other Party inspected and examined once each calendar year for the purpose of determining the accuracy of payments made hereunder. Such inspection and examination shall be conducted by an independent, certified, public accountant selected by the Party requesting such examination. Such accountant shall not disclose to such Party any information except for information necessary to verify the accuracy of the records and payments made pursuant to this Agreement. The charges of the independent, certified, public accountant shall be paid by the Party requesting examination except if the payments pursuant to this Agreement have been understated by more than five percent (5%) in which case the Party who has underpaid will bear the cost and pay the shortfall in payment pursuant to this Agreement with interest to the other Party. Should instead the payments have been overstated the Party who has overpaid may deduct any such amount from the royalty payments due hereunder until such amount has been recovered by such Party.

6.10.       Wire Transfer Instructions.

6.10.1. Unless otherwise instructed by ASTRAZENECA, all payments by TMC hereunder shall be made from the United States by wire transfer in the requisite amount to the following account of ASTRAZENECA.

            Bank Name:  [**]
            Account No: [**]
            Swift:      [**]

6.10.2. Unless otherwise instructed by TMC, all payments by ASTRAZENECA hereunder shall be made from Sweden by wire transfer in the requisite amount to the following account of TMC.

            Bank Name:  [**]
            Account No: [**]
            Bank Code:  [**]

6.11. Interest. If any sum payable pursuant to this Agreement shall not have been paid to a Party by the due date then (without prejudice to any other claim or remedy of such Party) the Party owing such sum shall pay interest thereon to the other Party at an annual rate of LIBOR + three percent (3%) from time to time published in respect of the period starting on the due date of payment and ending on the actual date of payment.

            "LIBOR" shall mean the thirty (30) days US dollar BBA London Interbank Offered Rate as published by Reuter.

7.          INTELLECTUAL PROPERTY - PROSECUTION AND MAINTENANCE

7.1. Any and all ASTRAZENECA IP vested in ASTRAZENECA shall as between ASTRAZENECA and TMC remain vested in ASTRAZENECA.

7.2. Any and all TMC IP vested in TMC shall as between TMC and ASTRAZENECA remain vested in TMC.

7.3. ASTRAZENECA shall, during the term of this Agreement be responsible for the filing, prosecution and maintenance of the ASTRAZENECA Patent Rights and the ASTRAZENECA Trademark in the Territory. Should registration of the ASTRAZENECA Trademark be necessary or appropriate in any country, then ASTRAZENECA shall be responsible for obtaining such registration.

            TMC shall reimburse ASTRAZENECA for any out-of-pocket expenses (including fees to outside counsel and consultants) incurred by ASTRAZENECA in relation to any action taken by ASTRAZENECA pursuant to this Article 7.3.

7.4. TMC shall have the right to give comments and recommendations as to the overall strategy regarding the filing, prosecution and maintenance of the

            ASTRAZENECA Patent Rights and the ASTRAZENECA Trademark; and before taking any significant step in the filing, prosecution or maintenance of the ASTRAZENECA Patent Rights or the ASTRAZENECA Trademark, ASTRAZENECA shall allow TMC to comment on the action proposed to be taken and ASTRAZENECA shall consider any such comments.

7.5. In the event that ASTRAZENECA should decide to permit any pending patent application or any patent included in the ASTRAZENECA Patent Rights to lapse by any action, inaction or failure to take any action or to pay any fee when due, ASTRAZENECA shall promptly inform TMC of such decision, but no later than fifteen (15) days prior to such action, inaction or failure to pay, provided that such period is available to ASTRAZENECA, so that TMC might, for the avoidance of doubt at TMC's expense, seek such patent protection or prevent any such lapse.

7.6. ASTRAZENECA shall not be liable to TMC in contract, tort, negligence, breach of statutory duty or otherwise for any economic loss or other loss of turnover, profits, savings, business or goodwill or any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by TMC because of ASTRAZENECA's actions pursuant to or as a consequence of this Article 7.

            PATENT TERM EXTENSIONS

7.7. Should ASTRAZENECA not be able to lawfully apply for patent term extensions, including, but not limited to, Supplementary Protection Certificates, relating to the ASTRAZENECA Patent Rights in the Territory in its own name, or should ASTRAZENECA otherwise require, TMC shall co-operate with ASTRAZENECA in any issue regarding the gaining of such patent term extension by assisting ASTRAZENECA with any actions or documents needed for such purpose.

            Should in any country in the Territory any decision have to be made as to what product, claim or otherwise to apply for such patent term extension regarding, then ASTRAZENECA shall have the right to make such decision at its own discretion.

7.8. Rights to the Results. Any patents and other intellectual property rights, information, ideas, knowledge, data or know-how relating solely to the Compound, and/or the Product developed during the term of this Agreement (hereinafter referred to as "Result(s)") shall as between TMC and ASTRAZENECA be TMC IP and the sole property of TMC. TMC shall have the sole management of, and shall bear the cost of, any Results. ASTRAZENECA shall be given the reasonable opportunity to comment on important aspects of the prosecution of any patent applications, and shall use its reasonable endeavours to assist TMC in the prosecution of any patent applications.

8.          CLAIMS REGARDING INFRINGEMENT AND INVALIDITY

8.1. Notification of Claim. If a Third Party notifies ASTRAZENECA or TMC, or their respective Affiliates or sub-licensees, that any act by TMC, or its Affiliates or sub-licensees, utilizing the ASTRAZENECA IP allegedly infringes in the Territory any Patent Rights or other intellectual property rights owned by or licensed to the Third Party, ASTRAZENECA or TMC shall promptly notify the other in writing.

8.2.        Defence of Claimed Infringement.

8.2.1. ASTRAZENECA shall have no obligation to defend or settle any claim by a Third Party that the manufacture, sale or other use of the Product by TMC resulting from the use or exercise of the license granted hereunder under the ASTRAZENECA IP infringes any Patent Rights or other intellectual property rights owned by or licensed to a Third Party, subject to the provisions of Article 10.

8.2.2. If a Third Party makes an infringement claim or files an infringement action against ASTRAZENECA, its Affiliates or sub-licensees, or TMC, its Affiliates or sub-licensees, arising out of TMC's, its Affiliates' or sub-licensees' manufacture, sale or other use of the Product in the Territory, or if a Third Party challenges any of the ASTRAZENECA IP, then TMC shall defend or settle the claim or action at its expense, subject to the provisions of Article 10.

8.2.3.      ASTRAZENECA may join such proceedings mentioned under sub-section
            8.2.2 voluntarily, subject always to TMC's, its Affiliates' or sub-licensees', right to decide the conduct over such litigation. Any such joining of the proceedings shall be at ASTRAZENECA's cost and expense. ASTRAZENECA shall for such purpose have the right to independently retain legal counsel and consultants, at its sole cost and expense.

8.2.4. It is understood between the Parties that any proposed settlement will be subject to ASTRAZENECA's prior written approval, which approval shall not be unreasonably withheld. Such approval might be withheld primarily on the grounds that ASTRAZENECA reasonably determines that the settlement proposed is overly burdensome, financially or strategically, that ASTRAZENECA determines that TMC's conduct of the defence has a reasonable chance of succeeding or that ASTRAZENECA intends to continue such defence itself.

            Should ASTRAZENECA withhold such approval, then ASTRAZENECA shall have the right, but not the obligation (other than in the case that ASTRAZENECA has announced to TMC its intention to continue such defence itself), to continue the defence of the claim or action at its own expense. In such case TMC, its Affiliates or sub-licensees shall, at ASTRAZENECA's request and at ASTRAZENECA's expense for TMC's, its Affiliates' or sub-licensees' costs and expenses, assist in the prosecution of such action, including, but not limited to, consenting to being joined in such action as a voluntary plaintiff.

8.2.5. Should TMC reasonably believe that the Third Party rights contemplated by Article 8.2.1 are valid in a certain country(ies) and that infringement is likely to be occurring in such country(ies), TMC may seek and enter into a licence thereto from such Third Party on appropriate commercial terms, whereby any remuneration and any costs and expenses (including but not limited to reasonable external legal costs) for such license shall be shared equally between TMC and ASTRAZENECA according to the following.

            TMC may deduct an amount equivalent to [**] percent ([**]%) of TMC's payments to such Third Party pursuant to such arrangement as indicated in the first paragraph of this Article 8.2.5 from the royalty payments to be made by TMC to ASTRAZENECA on the Net Sales in the country concerned pursuant to Article 6.2 to cover ASTRAZENECA's obligation to carry [**] percent ([**]%) of such payments and costs. This deduction shall be subject to the proviso that the royalty payments due to ASTRAZENECA shall not be reduced in total by more than [**] percent ([**]%) in any calendar year, and any residue not offset may be carried forward by TMC until such time as it has recovered ASTRAZENECA's [**] per cent ([**]%) share of such costs and expenses, or until the royalty payment obligations of TMC hereunder expire, whichever is the earlier.

8.3. Third Party Infringement. If a Third Party shall, in the reasonable opinion of either Party, infringe any ASTRAZENECA Patent Rights or ASTRAZENECA Trademark in the Territory, then the Party having such opinion shall promptly notify the other Party.

8.3.1. Further, each Party shall within five (5) working days or as soon as reasonably possible thereafter advise the other Party of receipt of any notice of:

            a) any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" ("ANDA Act"), claiming that any ASTRAZENECA Patent Rights are invalid or claiming that the ASTRAZENECA Patent Rights will not be infringed by the manufacture, use or sale of a product for which an application under the ANDA Act is filed or;

            b) any equivalent or similar certification or notice in any other jurisdiction.

8.3.2. TMC, its Affiliates or sub-licensees shall have the initial sole right to commence an action for infringement in the Territory against the Third Party, in its own name, together with the right to enforce and collect any judgement thereon. ASTRAZENECA may join such proceedings voluntarily, subject always to TMC's, its Affiliates' or sub-licensees' right to decide the conduct over such litigation. Any such joining of the proceedings shall be at ASTRAZENECA's cost and expense. ASTRAZENECA shall for such purpose have the right to independently retain legal counsel and consultants, at its sole cost and expense.

8.3.3. Any monetary recovery (whether by settlement or judgement) in connection with an infringement action commenced by TMC, its Affiliates or sub-licensees shall be applied first to reimburse TMC, its Affiliates or sub-licensees for their out-of-pocket expenses (including reasonable attorneys fees) incurred in prosecuting such action and the expenses of ASTRAZENECA borne by TMC hereunder. Any balance remaining shall be allocated among ASTRAZENECA and TMC in a manner reasonably calculated to correspond to the distribution of profits, in accordance with what would normally be provided for under this Agreement, on the sales of Product to which such recovery pertains.

8.3.4. Should neither TMC, nor its Affiliates or sub-licensees, take appropriate and diligent action with respect to any such infringement or challenge as contemplated in this Article 8.3 within forty-five (45) days, or, in the case of a certification filed under the ANDA Act or similar certification or notice as contemplated under Article 8.3.1, within twenty (20) days, after receiving notice of any infringement or possible infringement or challenge, then ASTRAZENECA shall have the right, but not the obligation, to take such action, at its own expense, in its own name, and the right to enforce and collect any judgement thereon.

            a) Should ASTRAZENECA elect to take such action then TMC, its Affiliates or sub-licensees, shall, at ASTRAZENECA's request and at ASTRAZENECA's expense for TMC's, its Affiliates' or sub-licensees', costs and expenses, assist in the prosecution of such action, including, but not limited to, consenting to being joined in such action as a voluntary plaintiff.

            b)    If the recovery of such action as contemplated in this Article
                  8.3.4 exceeds ASTRAZENECA's out-of-pocket expenses
                  (including reasonable attorneys fees) for prosecuting the action, then such excess recovery shall be shared by the Parties on a [**] basis.

8.3.5. ASTRAZENECA, its Affiliates or sub-licensees shall have the sole right to commence an action for infringement of the ASTRAZENECA IP in Japan or in any other country in which the license granted to TMC hereunder has reverted to ASTRAZENECA pursuant to Article 3.8 against the Third Party, in its own name, together with the right to enforce and collect any judgement thereon. TMC may join such proceedings voluntarily, subject always to ASTRAZENECA's, its Affiliates' or sub-licensees' right to decide the conduct over such litigation. Any such joining of the proceedings shall be at TMC's cost and expense. TMC shall for such purpose have the right to independently retain legal counsel and consultants, at its sole cost and expense. Any monetary recovery (whether by settlement or judgement) in connection with an infringement action commenced by ASTRAZENECA shall be retained by ASTRAZENECA.

9.          TRADEMARK

9.1. Should TMC not within twelve (12) months of the License Agreement Effective Date notify ASTRAZENECA that TMC wishes to maintain its exclusive license to the ASTRAZENECA Trademark as granted under
            Article 2.1, or should TMC within such twelve-months period notify ASTRAZENECA in writing that TMC does not wish to maintain such exclusive license to the ASTRAZENECA Trademark, then upon the expiration of such twelve-months period or the date of such written notice, whichever is the earlier,

            (a) the exclusive license insofar as it relates to the ASTRAZENECA Trademark under Article 2.1 shall immediately cease and the ASTRAZENECA Trademark shall cease to be a part of the ASTRAZENECA IP for all purposes of this Agreement;

            (b) all rights so granted in the ASTRAZENECA Trademark to TMC shall revert to ASTRAZENECA;

            (c) TMC shall immediately return to ASTRAZENECA any ASTRAZENECA Know-How relating to the ASTRAZENECA Trademark and grant to ASTRAZENECA a non-exclusive, perpetual, remuneration-free and world-wide license to use any Know-How developed by TMC relating to the ASTRAZENECA Trademark for the purpose of commercialising the Product.

            Should the rights have been so reverted, then TMC shall select a trademark of its own, not being confusingly similar to the ASTRAZENECA Trademark, to use in connection with the sales, marketing and distribution of the Product and shall be the owner and party of record of such trademark (the "TMC Trademark"). TMC shall have sole responsibility for clearance and registration of said TMC Trademark. TMC shall be responsible for all decisions and costs relating to selection, clearance, registration, defence and maintenance of the TMC Trademark.

9.2.        Utilisation of the ASTRAZENECA Trademark

9.2.1. Unless the license to the ASTRAZENECA Trademark has been reverted pursuant to Article 9.1, TMC shall, as soon as reasonably possible upon completion of the item concerned, but no later than one (1) year prior to the estimated Launch in each country, notify ASTRAZENECA in a clearly visible manner how TMC intends to utilise the ASTRAZENECA Trademark in connection with the marketing, sales and distribution of the Product in the country concerned, including but not limited to showing the shape, size and colour of the intended logo containing the ASTRAZENECA Trademark, the intended packages of the Product and the intended promotional materials regarding the Product in such country. TMC may not utilise the ASTRAZENECA Trademark in any context without ASTRAZENECA's prior written approval, such approval not to be unreasonably withheld.

9.2.2. Should ASTRAZENECA not approve such TMC's proposal, or part thereof, under Article 9.2.1, then ASTRAZENECA shall submit to TMC a proposal, within sixty (60) days of having received TMC's proposal, on how to utilise the ASTRAZENECA Trademark in this regard.

9.2.3. Should TMC not accept ASTRAZENECA's proposal, or part thereof, provided under Article 9.2.2, then TMC may notify ASTRAZENECA of a new proposal on the utilisation of the ASTRAZENECA Trademark, or such part thereof, in such way as set forth in Article 9.2.1; such proposal to be noticeably different from all previous proposals. Should ASTRAZENECA not approve such proposal, then what is stated in
            Article 9.2.2. shall apply.

9.2.4. Should ASTRAZENECA not within forty-five (45) days of such notice as stated in Article 9.2.1 have notified TMC that it objects all or in part to such

            TMC's proposal, or should ASTRAZENECA after having not approved a proposal, or part thereof, fail to present a proposal as stated under Article 9.2.2, then the proposal presented by TMC shall be considered to have been approved by ASTRAZENECA.

9.3. TMC shall use the ASTRAZENECA Trademark in accordance with applicable laws in any country where TMC markets, sells or distributes the Product utilising the ASTRAZENECA Trademark. Unless the rights to the ASTRAZENECA Trademark have been reverted pursuant to Article 9.1, TMC undertakes to use the ASTRAZENECA Trademark at any time when the Product is sold, marketed or distributed in the Territory and not to use any trademark other than the ASTRAZENECA Trademark in connection with the sales, marketing and distribution of the Product. TMC further undertakes not to use any trademark being confusingly similar to the ASTRAZENECA Trademark in connection with marketing, sales and distribution of any other product.

9.4. Should in any country of the Territory TMC by legal, regulatory or similar reasons be prevented from using the ASTRAZENECA Trademark or should usage of the ASTRAZENECA Trademark in connection with the sales, marketing and distribution of the Product prove to be commercially unreasonable in such country because of such legal, regulatory or similar reasons, then TMC shall immediately notify ASTRAZENECA hereof in writing and TMC shall not have the obligation to use the ASTRAZENECA Trademark for the marketing, sales and distribution of the Product in the country concerned. The Parties shall in such case meet and in good faith endeavour to find a new trademark as similar to the ASTRAZENECA Trademark as possible. Such new trademark selected for the country concerned shall for all purposes of this Agreement be considered an ASTRAZENECA Trademark.

            TMC shall carry all costs and expenses for the development and creation of such new trademark, provided always that should such costs be disproportionately high in relation primarily to the estimated value of the Product then TMC may offer ASTRAZENECA to carry all or part of such costs, or, should ASTRAZENECA notify TMC in writing that it declines to do so, notify ASTRAZENECA that it does not wish to maintain the license to the ASTRAZENECA Trademark for the country concerned; whereupon what is stated in Articles 9.1. (a) through (c) shall apply regarding such country.

9.5. TMC undertakes, should ASTRAZENECA so require in writing, to mention on all packages, package inserts and promotional and advertising materials for the Product "Licensed from AstraZeneca AB" or the equivalent wording in the major language(s) of the country in which the Product is sold, or, should legal, regulatory or similar reasons prevent the use of that wording, such other wording as close as possible to the wording herein stated.

10.         INDEMNITY

10.1.       Indemnity by TMC.

10.1.1. TMC shall be responsible for and shall indemnify ASTRAZENECA, its Affiliates and its and its Affiliates' directors, officers, other employees, agents and consultants (collectively the "ASTRAZENECA Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the ASTRAZENECA Indemnified Party as a result of any claim brought against an ASTRAZENECA Indemnified Party by a Third Party (i) arising out of the testing, manufacture, sale, use or promotion by TMC, its Affiliates or sub-licensees of any Compound or Product hereunder; (ii) arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) based on Compounds or Products developed by TMC hereunder; or (iii) arising out of any other activities to be carried out by TMC, its Affiliates or sub-licensees pursuant to this

            Agreement to the extent not included in (i) and (ii) above, except where such liability, loss, damage, cost and expense has been incurred or suffered as a result of a material breach of warranty or representation of ASTRAZENECA set out in Article 13 or by gross negligence or misconduct on the part of ASTRAZENECA.

10.1.2. An ASTRAZENECA Indemnified Party that intends to claim indemnification under Article 10.1.1 shall notify TMC promptly of any such liability, loss, damage, cost and expense and permit TMC to control the defence and disposition thereof and further agrees to reasonably cooperate at TMC's expense with TMC in the handling thereof. The ASTRAZENECA Indemnified Party shall not compromise or settle such claim. TMC agrees to keep ASTRAZENECA informed of the progress in the defence and disputation of such claims and to consult with ASTRAZENECA with regard to any settlement thereof which TMC proposes to enter into and will provide ASTRAZENECA with suitable information regarding the same.

10.1.3. TMC will maintain appropriate liability insurance against such product and other liability as contemplated under Article 10.1.1 at levels appropriate for products and activities of the relevant type.

10.2.       Indemnity by ASTRAZENECA.

10.2.1. ASTRAZENECA shall be responsible for and shall indemnify TMC, its Affiliates and its and its Affiliates' directors, officers, other employees, agents and consultants (collectively the "TMC Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the TMC Indemnified Party as a result of any claim brought against the TMC Indemnified Party by a Third Party (i) arising out of the testing, manufacture, sale, use or promotion by ASTRAZENECA, its Affiliates or sub-licensees, of any Compound or Product hereunder; (ii) arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) based on Compounds or Products sold by ASTRAZENECA hereunder; or (iii) which arises as a result of a breach of a warranty or representation of ASTRAZENECA set out in Article 13, except where such liability, loss, damage, cost and expense has been incurred or suffered as a result of a material breach of TMC's obligations under this Agreement or by gross negligence or misconduct on the part of TMC.

10.2.2.     A TMC Indemnified Party that intends to claim indemnification under
            Article 10.2.1 shall notify ASTRAZENECA promptly of any such liability, loss, damage, cost and expense and permit ASTRAZENECA to control the defence and disposition thereof and further agrees to reasonably cooperate at ASTRAZENECA's expense with ASTRAZENECA in the handling thereof. The TMC Indemnified Party shall not compromise or settle such claim. ASTRAZENECA agrees to keep TMC informed of the progress in the defence and disputation of such claims and to consult with TMC with regard to any settlement thereof which ASTRAZENECA proposes to enter into and will provide TMC with suitable information regarding the same.

10.2.3. ASTRAZENECA will either maintain appropriate liability insurance or be self insured against such liability as contemplated under Article 10.2.1.

11.         CONFIDENTIALITY

11.1. Confidential Information. At all times during the term of this Agreement and for a period of five (5) years following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party, provided, that, each Party may disclose and use the Confidential Information of the other Party to the extent such disclosure or use is expressly permitted by the terms of this Agreement, including without limitation those purposes set forth in Article 11.2, or is otherwise reasonably necessary for the performance of this Agreement.

11.2. Permitted Use and Disclosure. The Receiving Party may use and/or disclose Confidential Information to the extent that such disclosure is:

11.2.1. made in response to a valid order of a court of competent jurisdiction or other competent authority provided however that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

11.2.2. made by the Receiving Party to a regulatory authority as required in connection with any Filing of an NDA; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

11.2.3. made by the Receiving Party to a patent authority as required in connection with any filing or application for Patent Rights; or

11.2.4. made by the Receiving Party to Third Parties as may be necessary or useful in connection with the development, manufacturing, marketing, use and sale of the Compound or the Product as contemplated by this Agreement, including subcontracting, sublicensing and distribution transactions in connection therewith, provided that any such Third Party has undertaken confidentiality obligation with respect to the Confidential Information disclosed by the Receiving Party to it and the results of any such activities. Regardless hereof, TMC may not disclose to such Third Party which compound(s), other than the Compound, that [**] may be used as a manufacturing starting material, or intermediate, for.

11.3. Release from Restrictions. Notwithstanding the foregoing, Confidential Information shall not include any information that, as determined by competent written proof:

11.3.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

11.3.2. can be demonstrated by documentation or other competent proof to have been in the Receiving Party's possession prior to disclosure by the Disclosing Party;

11.3.3. is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to the said information;

11.3.4. is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

11.3.5. is independently developed by or for the Receiving Party without reference to the Disclosing Party's Confidential Information.

12.         ADVERSE EVENTS

12.1.       Reporting of Adverse Events.

12.1.1. TMC shall be fully responsible for reporting to the relevant regulatory or other competent authorities in the Territory any Adverse Event(s) which are or might be attributed to the use or application of the Compound or the Product. At ASTRAZENECA's request in writing TMC shall inform

            ASTRAZENECA of any Adverse Event in the country(ies) contemplated, and during the time period contemplated, by such notice.

12.1.2. ASTRAZENECA shall be fully responsible for reporting to the relevant regulatory or other competent authorities in any country outside the Territory or for which the license to TMC hereunder has been terminated any Adverse Event(s) which are or might be attributed to the use or application of the Compound or the Product. At TMC's request in writing ASTRAZENECA shall inform TMC of any Adverse Event in the country(ies) contemplated, and during the time period contemplated, by such notice. For the avoidance of doubt ASTRAZENECA may appoint any Affiliate(s) or sub-licensee(s) carrying out the marketing of the Product in the country concerned to fulfil any such obligation as stated hereunder.

12.1.3. Without limiting what is stated in Article 12.1, the Parties shall at an appropriate point of time during development of the Product jointly establish any such Adverse Event reporting procedures, including, but not limited to, any agreement regarding safety data exchange, as may be required or useful.

13.         REPRESENTATION AND WARRANTY

13.1. Representations and Warranties of ASTRAZENECA. ASTRAZENECA represents and warrants to TMC as follows:

            a) as of the License Agreement Effective Date it is the sole and exclusive owner of the ASTRAZENECA Patent Rights and ASTRAZENECA Trademark; all of which is free and clear of any liens, charges and encumbrances; and

            b) as of the License Agreement Effective Date ASTRAZENECA has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the ASTRAZENECA Patent Rights or the ASTRAZENECA Trademark; and

            c) as of the License Agreement Effective Date and to the best of ASTRAZENECA's knowledge, no Person other than ASTRAZENECA or any of its Affiliates, has or shall have any claim of ownership with respect to ASTRAZENECA Patent Rights or the ASTRAZENECA Trademark; and

            d) as of the License Agreement Effective Date and to the best of ASTRAZENECA's knowledge, the manufacture, use and sale of the Compound does not infringe upon any intellectual property rights of any Third Party, although it is expressly acknowledged by TMC that ASTRAZENECA has made no particular searches or investigations to determinate whether such infringement occurs; and

            e) as of the License Agreement Effective Date there are no claims, judgements or settlements against or owed by ASTRAZENECA or pending or threatened claims or litigation relating to the ASTRAZENECA Patent Rights or the ASTRAZENECA Trademark; and

            f) except as insofar relating to any kind of formulation, or work or development related thereto, of the Product, there are no other Patent Rights or Know-How owned or licensed by ASTRAZENECA required to develop and/or commercialise the Product, and ASTRAZENECA shall not assert against TMC any Patent Rights or other intellectual property owned or licensed by ASTRAZENECA as of the License Agreement Effective Date or at any time thereafter which are or may be infringed by the Compound or the Product; and

            g) as of the License Agreement Effective Date ASTRAZENECA has disclosed to TMC any known interference with the ASTRAZENECA

            Patent Rights or re-examination or reissue proceeding concerning such ASTRAZENECA Patent Rights; and

            h) as of the License Agreement Effective Date ASTRAZENECA has no knowledge from which it can reasonably be inferred that the granted ASTRAZENECA Patent Rights or the ASTRAZENECA Trademark are invalid or that the applications for ASTRAZENECA Patent Rights or ASTRAZENECA Trademark will not proceed to grant.

13.2. Acknowledgement of TMC. TMC is aware that the ASTRAZENECA Patent Rights or the ASTRAZENECA Know-How may not sufficiently enable TMC to manufacture or conduct any other operational or manufacturing-related activities with respect to the formulation of the Product, and it is explicitly understood by TMC that TMC will have to independently conduct any analysis, evaluation and investigation regarding what intellectual property, techniques, routes, equipment or other help or assistance that will be required for such purpose and it will be entirely at TMC's risk to find such intellectual property, techniques, routes, equipment or other help or assistance in order to conduct such activities.

13.3. Representations and Warranties of the Parties. Each Party represents and warrants to the other Party that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; the execution and delivery of this Agreement and the transactions contemplated herein do not violate, conflict with, or constitute a default under its Articles of Association or similar organization document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgement or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of it.

13.4. Limitations. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT ASTRAZENECA EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTY, STATUTORY OR OTHERWISE, OF ANY KIND, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE REGARDING THE COMPOUND, ASTRAZENECA'S CONFIDENTIAL INFORMATION, DOCUMENTS, ASTRAZENECA KNOW-HOW, ASTRAZENECA PATENT RIGHTS, OR PRODUCTS.

14.         TERM AND TERMINATION

14.1. Term. This Agreement shall become effective on the License Agreement Effective Date and shall expire when TMC ceases to sell the Product in the last country of the Territory or otherwise terminates this Agreement as set forth in Article 14.2.

14.2. Termination by TMC. Should TMC determine that it does no longer consider it viable to continue to exercise the rights under this Agreement, then TMC may give written notice to ASTRAZENECA, whereupon this Agreement shall terminate thirty (30) days of such notice, unless ASTRAZENECA, within twenty (20) days of having received such notice, requests TMC in writing to enter into good faith discussions to see whether TMC's concerns could be reasonably overcome. However, upon TMC having given such notice TMC shall not be liable for any payments under Articles 6.1.2 through 6.1.5 or for any payments under Articles 6.3.1 unless corresponding to the royalty amounts actually due, which become due after the expiration of the 30-days period mentioned above in this Article 14.2.

            Should the Parties not within three (3) months of the date of commencement of such good faith discussions mentioned above in this
            Article 14.2 have managed to reach a mutually acceptable solution to TMC's concerns, then TMC may terminate this Agreement by giving ninety (90) days written notice.

14.3. Termination for Breach. In the event that either Party (the "Breaching Party") shall be in significant default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the "Complaining Party") may have, the Complaining Party may terminate this Agreement by sixty (60) days prior written notice (the "Notice Period") to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period.

14.4. Survival of Obligations. Termination or expiration of this Agreement shall not relieve either Party from any obligation incurred hereunder prior thereto.

14.5. Survival of Provisions upon Termination and/or Expiration. Subject to what is stated in Article 15, the provisions of Articles 1, 7.1, 7.2, 10, 11, 12, 13, 14.5, 15, 17 and 18 shall survive termination or expiration of this Agreement. The provisions of Article 2.5 shall survive only upon expiration of this Agreement. The provisions of
            Article 11 shall survive termination or expiration of this Agreement and shall continue to be in force for a period of five (5) years after termination or expiration of this Agreement.

15.         CONSEQUENCES OF TERMINATION

15.1. Termination and handback of license In addition to any remedy either Party may have in law, tort or in contract, subject to what is stated in Article 3.9, upon termination of the Agreement or the license in a certain country, the following shall apply.

            Upon termination of this Agreement by TMC pursuant to Article 14.2 or by ASTRAZENECA pursuant to Article 14.3, or by ASTRAZENECA in a certain country pursuant to Article 3.8, the license granted under
            Article 2.1 regarding the country(ies) contemplated by the termination concerned shall cease, and TMC shall, regarding the Territory or the country concerned, whichever is applicable:

            (a) at the option of ASTRAZENECA, grant to ASTRAZENECA a non-exclusive, world-wide or for the country concerned, whichever is applicable, sub-licensable licence under the TMC IP to develop, have developed, make, have made, use, have used, import, have imported, market, have marketed, sell and have sold the Compound and the Product for any indications. The term of such non-exclusive licence shall continue on a country by country basis for the longer of the life of the TMC Patent Rights, or for ten (10) years from first commercial sale of any resultant product in such country by ASTRAZENECA, its Affiliates, sub-licensees or nominees, whichever is the longer. TMC shall do all such acts and things as may reasonably be necessary to fulfil this obligation. The licence set out in this Article 15.1 (a) shall be royalty-free and free from any other remuneration.

            (b) return to ASTRAZENECA any ASTRAZENECA Know-How and deliver to ASTRAZENECA a copy of any TMC Know-How;

            (c) deliver to ASTRAZENECA any and all quantities of Product in its possession, power, custody or control subject always to TMC's right to dispose of Product which is the subject of pre-termination date orders pursuant to Article 15.1 (h). For the avoidance of doubt, should this Article 15.1 (c) become applicable because of termination regarding a certain country or countries pursuant to Article 3.8, then the quantities of Product referred to herein shall mean only those quantities clearly designated, by marking, labelling or similar, for the country or countries concerned and which could only be used for the country or countries concerned;

            (d) ensure that its patent attorneys transfer to ASTRAZENECA a copy of the patent files relating to the TMC Patent Rights which TMC has been prosecuting and maintaining and ASTRAZENECA shall be entitled to prosecute and shall maintain such TMC Patent Rights at its own cost and expense on terms similar to those set out in Article 7.3 and to deal with infringers on terms similar to those set out in Article 8.2 and 8.3. TMC further undertakes to take any action and produce any documents so as to enable ASTRAZENECA to apply for patent term extensions, including, but not limited to, Supplementary Protection Certificates, relating to the TMC Patent Rights in ASTRAZENECA's name.

            (e) Should this Article 15.1 become applicable because of the termination of the license regarding a certain country or countries pursuant to Article 3.8, then TMC shall, notwithstanding the license granted under Article 15.1 (a), on the request by ASTRAZENECA continue to prosecute, maintain and defend the TMC Patent Rights.

            (f) commensurate with legislative and regulatory requirements, transfer to ASTRAZENECA or its nominee all NDA Approvals, and regulatory filings for the Compound or Product (including, without limitation, all information and documentation used in the Filings of an NDA and NDA approvals referred to in Article 3.5.2 and 3.5.4). In the event that in any country such a transfer is not possible, TMC shall use reasonable endeavours to ensure that ASTRAZENECA has the benefit of the relevant NDA Approvals, NDAs and other related regulatory filings and approvals and, to this end, consents to any regulatory authority cross-referencing to the data and information on file with any regulatory authority as may be necessary to facilitate the granting of second NDA Approvals to and permit Filings of an NDA by ASTRAZENECA, and TMC agrees to complete whatever other procedures that are reasonably necessary in relation to the same to enable ASTRAZENECA (either itself or in conjunction with a Third Party) freely to develop and sell the Product in substitution for TMC;

            (g) if applicable, assign the TMC Trademark or grant a royalty-free exclusive licence to ASTRAZENECA to use the TMC Trademark for the marketing, sales and distribution of the Product;

            (h) not after the date of termination itself take any further action to develop, manufacture, have manufactured, use, market, distribute or sell the Compound or Product during the life of the TMC Patent Rights or the ASTRAZENECA Patent Rights, whichever is the longer, except that TMC has the right to dispose of that part of its inventory of Product on hand as of the effective date of termination which is the subject of orders for Product accepted prior to the date of notice of termination for a period of three (3) months after the effective date of termination, and, within thirty (30) days after disposition of such inventory pursuant to the fulfilment of such orders, TMC will forward to ASTRAZENECA a final report and pay all royalties due on the Net Sales of Product during such period; and

            (i) provide ASTRAZENECA, should ASTRAZENECA so require, with reasonable assistance in relation to ASTRAZENECA's appointment of a Third Party manufacturer of Product.

            Upon such termination as stated in this Article 15.1, ASTRAZENECA shall have the right to disclose Confidential Information, to Third Parties for the purpose only of, and only to the extent necessary for, enabling such Third Party to evaluate the financial and scientific status of the Compound or Product for the purpose of making a financial offer to ASTRAZENECA on the licensing or acquisition of the rights returned to ASTRAZENECA and the rights licensed to ASTRAZENECA under this Article 15.1, and, if such licensing or acquisition occurs, as necessary to exploit or enforce such rights.

15.2. Termination followed by continued license Upon the termination of this Agreement by TMC pursuant to Article 14.3, ASTRAZENECA's licences granted to TMC under Article 2 shall continue, provided that TMC continues to make payments pursuant to Article 6 as if the Agreement was still in effect.

16.         FORCE MAJEURE

16.1. If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall forthwith serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to Force Majeure, and shall subject to service of such notice and to
            Article 16.3 have no liability in respect of the performance of such of its obligations as are prevented by the Force Majeure event during the continuation of such events, and for such time after they cease as is necessary for that Party, using all reasonable endeavours, to recommence its affected operations in order for it to perform its obligations.

16.2. If either Party is prevented from performance of its obligations, due to Force Majeure, for a continuous period in excess of six (6) months, the other Party may terminate this Agreement forthwith on service of written notice upon the Party so prevented. In the event of termination under this Article 16.2 the provisions of Article 15 shall not apply immediately and the Parties shall meet to discuss the ASTRAZENECA IP and TMC IP and agree on a process for arrangements upon termination.

16.3. The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall use its reasonable endeavours to bring the Force Majeure event to a close or to find a solution by which the Agreement may be performed despite the continuation of the Force Majeure event.

17.         GENERAL PROVISIONS

17.1.       Assignment.

17.1.1. Subject to Articles 17.1.2 and 17.1.3, neither Party shall without the prior written consent of the other Party assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it.

17.1.2. Each Party shall be entitled to assign its rights under this Agreement to an acquiror of all or substantially all of its capital stock or assets related to the pharmaceutical business described in this Agreement, whether through purchase, merger, consolidation or otherwise.

17.1.3. Each Party shall be entitled to assign its rights under this Agreement to an Affiliate provided that such Party shall require that any such Affiliate to whom it assigns any of its rights under this Agreement shall assign such rights back to the assigning Party immediately prior to it ceasing to be an Affiliate of the assigning Party.

17.2.       Severance.

17.2.1. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not, provided that the general content of the Agreement remains substantially the same as prior to such invalidity or unenforceability, affect the other provisions of this Agreement which shall remain in full force and effect.

17.2.2. The Parties agree, in the circumstances referred to in Article 17.2.1, to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

17.3.       Notices.

17.3.1. All notices and other communications given or made in relation to this Agreement;

17.3.2.     shall be in English and in writing;

17.3.3. shall be delivered by hand or sent by first class registered post or facsimile;

17.3.4. shall be delivered or sent to the Party concerned at the relevant address or facsimile number, shown in Article 17.4 subject to such amendments as may be notified from time to time in accordance with this Article by the relevant Party to the other Party by no less than three business days notice; and

17.3.5. shall be deemed to have been duly given or made if addressed in the aforesaid manner;

17.3.6.     if delivered by hand, upon delivery;

17.3.7. if posted by first class registered post, four (4) business days after posting;

17.3.8. if sent by facsimile, when a complete and legible copy of the communication has been received at the appropriate address

17.4.       Contact Information. Initial details for the purposes of Article
            17.3 are:

            For ASTRAZENECA

            Address: AstraZeneca AB, S-151 85 Sodertalje, Sweden
            Facsimile: +46-8 553 290 00
            For the attention of: President & CEO

            For TMC

            Address: The Medicines Company, 5 Sylvan Way, Parsippany, New Jersey 07054, United States
            Facsimile: +1-973-656-9898
            For the attention of: Clive Meanwell, Executive Chairman

                 with a copy to

            Steven D. Singer
            Hale and Dorr, LLP
            60 State Street
            Boston MA 02109
            United States

17.5.       Agency, Partnership or Joint Venture Excluded.

17.5.1. Nothing in this Agreement shall be construed so as to constitute either Party to be the agent of the other.

17.5.2. Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute a partnership or joint venture of any kind between the Parties.

17.6. Entire Agreement. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a warranty. Nothing in this Article shall either operate to limit or exclude any liability for fraud.

17.7. Agreement to Supersede earlier Agreements. The Confidential Disclosure Agreement entered into by and between the Parties on 9 April 2001 ceases to have effect from the date of this Agreement, except such termination does not affect a Party's accrued rights and obligations at the date of termination.

17.8. Amendments. No amendment to or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

17.9.       Publicity and Announcements.

17.9.1. Subject to Article 17.9.2 no press release, announcement or any other communication to any Third Party concerning the transaction contemplated by this Agreement, the financial terms of this Agreement, the subject matter of this Agreement or any ancillary matters shall be made or permitted or authorized to be made by either Party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed and such approval to be given by an authorized representative of the Party in question.

17.9.2. Either Party may make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by law, existing contractual obligations or any securities exchange or Regulatory Authority or governmental body to which either Party is subject or submits, wherever situated, provided that the Party required to make such announcement notifies the other Party of the details of the announcement prior to making such announcement and in sufficient time for the other Party to consider and comment on the announcement, and takes advantage of all provisions to keep confidential as many terms of the Agreement as possible.

17.10. Waiver. Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

17.11. No Benefit to Third Parties. No Third Party shall be deemed a third party beneficiary under this Agreement for any purpose. Without limiting the foregoing, the Contracts (Rights of Third Parties) Act 1999 and any legislation amending or replacing such Act shall not apply in relation to this Agreement or any agreement, arrangement, understanding, liability or obligation arising under or in connection with this Agreement.

18.         GOVERNING LAW AND ARBITRATION

18.1. Arbitration. The Parties shall use their reasonable efforts to settle amicably any dispute arising out of or in connection with this Agreement. In case the Parties are not able to settle such dispute between themselves, such dispute shall be finally resolved by arbitration in accordance with the Rules of the

            International Chamber of Commerce. The arbitration proceedings shall be held in London. Any proceedings shall be held in the English language.

18.2. Governing Law. The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the laws of England.

IN WITNESS WHEREOF this License Agreement has entered into force on the License Agreement Effective Date.

ASTRAZENECA AB                            THE MEDICINES COMPANY
(publ)

                                   Schedule A

                            ASTRAZENECA Patent Rights

PATENT FAMILY LIST

Family         :   A1262
App./Propr     :   Astra AB
Title          :   Short acting dihydropyridines
Inventors      :   ANDERSSON, Kjell
                   NORDLANDER, Margareta
                   WESTERLUND, Christer

Country             SN     F   App No            App Date        Pat No.           Grant Dt.       Exp. Dt        Status
-------             --    ---  ------            --------        -------           ---------       -------        ------
Argentina           1          329878            24.10.1994      253845            13.12.1999      13.12.2014     Granted
Argentina           2          980104360         01.09.1998                                                       Filed
Austria             1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Australia           1      P   81196/94          03.11.1994      685532            07.05.1998      03.11.2014     Granted
Belgium             1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Brazil              2          PI110048-7        06.05.1997                                                       Filed
Canada              1      P   2174969           03.11.1994                                                       Filed
Switzerland         1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
China P.R.          1      P   94194500.6        03.11.1994      94194500.6        20.11.1999      03.11.2014     Granted
Czech Republ        1      P   PV1273/96         03.11.1994      285691            17.08.1999      03.11.2014     Granted
Germany             1      X   95900347.6        03.11.1994      6942515.2         05.07.2000      03.11.2014     Granted
Denmark             1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Estonia             1      P   P9600051          03.11.1994      03230             20.10.1999      03.11.2014     Granted
Egypt               1          689/94            02.11.1994      20539             31.07.1999      03.11.2004     Granted
European Pat        1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Spain               1      X   95900347.6        03.11.1994      ES2150544         05.07.2000      03.11.2014     Granted
Finland             1      P   961914            03.11.1994                                                       Filed
France              1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Great Britain       1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Greece              1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Hong Kong           1          98114638.2        02.12.1998      1013292           08.12.2000      03.11.2014     Granted
Hungary             1      P   P9601187          03.11.1994      215591            04.12.1998      03.11.2014     Granted
Indonesia           1          P-941873          02.11.1994      ID0004550         06.12.1999      02.11.2014     Granted
Ireland             1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Israel              1          111127            03.10.1994      111127            22.02.2001      03.10.2014     Granted
Iceland             1          4218              30.09.1994      1674              31.12.1997      30.09.2014     Granted
Italy               1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Korea South         1      P   96/702346         03.11.1994                                                       Filed
Lithuania           1      X   95900347.6                                                                         Docketed
Luxembourg          1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Latvia              1      E                                                                                      Docketed
Monaco              1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Mexico              1          948392            28.10.1994      196540            22.05.2000      28.10.2014     Granted
Malaysia            1          PI94002934        04.11.1994      MY111770A         30.12.2000      30.12.2015     Granted
Netherlands         1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted

Norway              1      P   961776            03.11.1994      305656            05.07.1999      03.11.2014     Granted
New Zealand         1      P   275915            03.11.1994      275915            29.09.1997      03.11.2014     Granted
Philippines         1          49112             04.10.1994      1-1994-49112      28.04.2000      28.04.2017     Granted
Poland              1      P   P314128           03.11.1994                                                       Filed
Portugal            1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Russian Fed         1      P   96112152          03.11.1994      2139278           10.10.1999      03.11.2014     Granted
Saudi Arabia        1          94150250          19.10.1994                                                       Filed
Sweden              1          9303657-2         05.11.1993                                                       Inactive
Sweden              1      X   95900347.6        03.11.1994      0726894           05.07.2000      03.11.2014     Granted
Slovak Repub        1      P   PV0559/96         03.11.1994      281467            10.01.2001      03.11.2014     Granted
Thailand            1          024372            04.11.1994                                                       Filed
Taiwan              1          83108995          29.09.1994      NI-078831         15.10.1996      29.09.2014     Granted
Ukraine             1      P   96041753          03.11.1994                                                       Filed
United States       1      P   356224            03.11.1994      5856346           05.01.1999      05.01.2016     Granted
South Africa        1          94/7570           28.09.1994      94/7570           26.07.1995      28.09.2014     Granted

PATENT FAMILY LIST

Family        :   A1279
App./Propr    :   Astra AB
Title         :   Pharmaceutical emulsion
Inventors     :   ANDERSSON, Kjell
                  BYROD, Eva
                  NORDLANDER, Margareta
                  WESTERLUND, Christer
                  HANSSON, Anna-Carin

Country             SN     F   App No            App Date        Pat No.           Grant Dt.       Exp. Dt        Status
-------             --     -   ------            --------        -------           ---------       -------        ------
Argentina           1          330005            04.111994       255314            01.11.2001      01.11.2016     Granted
Argentina           2          990105741         11.11.1999                                                       Filed
Austria             1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Australia           1      P   10371/95          03.11.1994      678650            25.09.1997      03.11.2014     Granted
Belgium             1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Brazil              1      P                                                                                      Inactive
Canada              1      P   2176360           03.11.1994                                                       Filed
Switzerland         1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
China P.R.          1      P   94194111.6        03.11.1994      94194111.6        11.08.2001      03.11.2014     Granted
Czech Republ        1      P   PV1338/96         03.11.1994                                                       Filed
Germany             1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Denmark             1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Estonia             1      P   P9600052          03.11.1994      03223             20.10.1999      03.11.2014     Granted
Egypt               1          710/94            09.11.1994      20764             31.01.2000      09.11.2014     Granted
European Pat        1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Spain               1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Finland             1      P   961999            03.11.1994                                                       Filed
France              1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Great Britain       1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Greece              1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Hong Kong           1          98114639.1        22.12.1998                                                       Filed
Hungary             1      P   P9601268          03.11.1994                                                       Filed
Indonesia           1          P-941957          11.11.1994      ID0004476         01.11.1999      11.11.2014     Granted
Ireland             1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Israel              1          111345            20.10.1994      111345            03.12.2000      20.10.2014     Granted
Iceland             1          4224              21.10.1994                                                       Filed
Italy               1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Korea South         1      P   96/702485         03.11.1994                                                       Filed
Liechtenstei        1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Lithuania           1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Luxembourg          1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Latvia              1      E                                                                                      Docketed
Monaco              1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted

Mexico              1          948732            10.11.1994                                                       Filed
Malaysia            1          PI94003029        14.11.1994                                                       Filed
Netherlands         1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Norway              1      P   961898            03.11.1994                                                       Filed
New Zealand         1      P   276197            03.11.1994      276197            18.09.1997      03.11.2014     Granted
Philippines         1          49235             25.10.1994                                                       Filed
Poland              1      P   P314263           03.11.1994      181462            31.07.2001      03.11.2014     Granted
Portugal            1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Russian Fed         1      P   96112112          03.11.1994      2144358           20.01.2000      03.11.2014     Granted
Saudi Arabia        1          94150314          13.11.1994                                                       Filed
Sweden              1      X   95900965.5        03.11.1994      0727997           13.02.2002      03.11.2014     Granted
Slovak Repub        1      P   PV0597/96         03.11.1994                                                       Filed
Thailand            1          024457            11.11.1994                                                       Filed
Ukraine             1      P   96051803          03.11.1994      40633             15.08.2001      03.11.2014     Granted
United States       1      P   08/364953         03.11.1994      5739152           14.04.1998      14.04.2015     Granted
South Africa        1          94/8180           18.10.1994      94/8180           26.07.1995      18.10.2014     Granted

PATENT FAMILY LIST

Family         :   A2004
Appl./Propr    :   AstraZeneca AB
Title          :   NEW MANUFACTURING PROCESS

Country             SN     F   App No            App Date        Pat No.           Grant Dt.       Exp. Dt        Status
-------             --     -   ------            --------        -------           ---------       -------        ------
Australia           1      P   20105/00          22.11.1999                                                       Filed
Canada              1      P   2349195           22.11.1999                                                       Filed
European Pat        1      X   99963732.5        22.11.1999                                                       Filed
Hong Kong           1          [**]              [**]                                                             Filed
New Zealand         1      P   511503            22.11.1999                                                       Filed
United States       1      P   09/508260         22.11.1999                                                       Filed
South Africa        1      P   2001/3434         22.11.1999                                                       Filed

                                   Schedule B

                             Trademark Registrations

                             Trademark Family Report

TRADEMARK              :  CLEVELOX

TM Family Number       :  A02243
TM Attorney            :  MST
Project Resp. RPT      :  MST
Project Description    :  Clevidipine
Project Number         :  20298
Project Cost Centre    :  20298
Therapeutic Area       :  Cardio vascular
Owner                  :

Country                      SN     Appl De            Reg. Dt        Reg No            Expir. Dt               Status
-------                      --     -------            -------        ------            ---------               ------
United Arab Emi              1                                                                                  Inactive
Argentina                    1      05.12.1997                                                                  Inactive
Austria                      1      24.11.1997         06.02.1998     173947            29.02.2008              Registered
Australia                    1      26.11.1997         26.11.1997     749529            26.11.2007              Registered
Brazil                       1                                                                                  Inactive
Benelux                      1      21.11.1997         21.11.1997     622377            21.11.2007              Registered
Canada                       1      16.12.1997                                                                  Filed
Switzerland                  1      21.11.1997         02.04.1998     450528            21.11.2007              Registered
China P.R.                   1      28.11.1997         14.02.1999     1246211           14.02.2009              Registered
Colombia                     1      03.12.1997                                                                  Filed
Czech Repub                  1      03.12.1997         27.05.1999     217843            03.12.2007              Registered
Germany                      1      22.11.1997         30.01.1998     39756082          30.11.2007              Registered
Denmark                      1      21.11.1997         15.09.1998     199802513         15.09.2008              Registered
Egypt                        1      01.12.1997                                                                  Filed
Spain                        1      26.11.1997         20.05.1998     2128403           26.11.2007              Registered
Finland                      1      21.11.1997         13.11.1998     211790            13.11.2008              Registered
France                       1      24.11.1997         24.11.1997     97705657          24.11.2007              Registered
Great Britian                1      21.11.1997         21.11.1997     2151563           21.11.2007              Registered
Greece                       1      17.11.1997         17.11.1999     135252            17.11.2007              Registered
Hong Kong                    1      08.12.1997         08.12.1997     3239/99           08.12.2004              Registered
Hungary                      1      27.11.1997         08.02.1999     155530            27.11.2007              Registered
Indonesia                    1      12.12.1997         12.12.1997     427623            12.12.2007              Registered
Ireland                      1      30.10.1997         21.11.1997     208749            21.11.2007              Registered
Israel                       1      24.11.1997         07.02.1999     116095            24.11.2004              Registered
India                        1      26.11.1997                                                                  Filed
Iceland                      1      24.11.1997         28.01.1998     210/1998          28.01.2008              Registered
Italy                        1      25.11.1997         18.05.2000     813581            25.11.2007              Registered
Japan                        1      09.01.1998         02.04.1999     4257306           02.04.2009              Registered
Japan                        2      17.04.2000         07.09.2001     4504229           07.09.2011              Registered
South Korea                  1      27.11.1997         27.11.1998     431337            27.11.2008              Registered
Mexico                       1      04.12.1997         04.12.1997     568689            04.12.2007              Registered
Malaysia                     1      28.11.1997                                                                  Filed
Norway                       1      21.11.1997         18.06.1998     190954            18.06.2008              Registered

New Zealand                  1      25.11.1997         25.11.1997     285223            25.11.2004              Registered
Pakistan                     1      25.11.1997                                                                  Filed
Poland                       1      25.11.1997         06.03.2001     123629            25.11.2007              Registered
Portugal                     1      25.11.1997         15.05.1998     327385            15.05.2008              Registered
Romania                      1      05.12.1997         05.12.1997     33325             05.12.2007              Registered
Russian Federat              1      03.12.1997         24.02.1999     172676            03.12.2007              Registered
Saudi Arabia                 1      12.01.1998         12.01.1998     474/30            22.09.2007              Registered
Sweden                       1      21.11.1997         06.08.1999     332270            06.08.2009              Registered
Singapore                    1      15.12.1997                                                                  Filed
Slovak Republic              1      25.11.1997         14.12.1999     188597            25.11.2007              Registered
Thailand                     1      09.12.1997         09.12.1997     80071             09.12.2007              Registered
Turkey                       1      26.12.1997         26.12.1997     195964            26.12.2007              Registered
Taiwan                       1      04.12.1997         16.10.1998     820735            16.10.2008              Registered
United States                1      21.11.1997                                                                  Inactive
United States                2      19.04.2001                                                                  Filed
Vietnam                      1      05.01.1998         07.05.1999     30808             05.01.2008              Registered
South Africa                 1      01.12.1997         01.12.1997     97/18422          01.12.2007              Registered

                                   Schedule C

                                    Compound

SCHEDULE C, COMPOUND

CHEMICAL STRUCTURE, CHEMICAL NAME AND MOLECULAR FORMULA

Chemical structure

[CHEMICAL STRUCTURE GRAPH]

Figure 1. Chemical structure of clevidipine

Chemical name

Butyroxymethyl methyl 4-(2',3'-dichlorophenyl)-1,4-dihydro-2,6-dimethyl-3,5-

pyridinedicarboxylate.

Molecular weight

456.3 g/mol.

Molecular formula

C(21)H(23)Cl(2)NO(6)

                                   Schedule D

                                     Reports

REPORTS TO BE TRANSLATED AND SENT TO TMC

REPORT                                 PAGES               COMMENT
------                                 -----               -------
[**]                                   7
[**]                                   10+6
[**]                                   12
[**]                                   15
[**]                                   21
[**]                                   9
[**]                                   2
[**]                                   2
[**]                                   2
[**]                                   24
[**]                                   15                  Written in
                                                           English
[**]                                   7
[**]                                   17
[**]                                   15
[**]                                   6
[**]                                   33
[**]                                   6
[**]                                   17                  Written in
                                                           English

[**]                                   5                   Written in
                                                           English

[**]                                   22                  Clevidipine,
                                                           delivered batch
                                                           401/97
[**]                                   26
[**]                                   28
[**]                                   23
[**]                                   10-20

                                   Schedule E

                                Supply Agreement

                                   SCHEDULE 3

                                 Study outline

                        Subsequently the Study protocol

                      PROTOCOL SYNOPSIS - CLEVIDIPINE CABG

NAME OF SPONSOR:                            AstraZeneca and The Medicines Company

NAME OF ACTIVE INGREDIENT:                  Clevidipine

TITLE OF STUDY:                             [**]

STUDY CENTERS:                              [**]

PHASE OF DEVELOPMENT:                       [**]

OBJECTIVES:                                 [**]

METHODOLOGY:                                [**]

NUMBER OF PATIENTS:                         [**]

DIAGNOSIS AND MAIN CRITERIA FOR INCLUSION:  [**]

TEST PRODUCT(S), DOSE, MODE OF
ADMINISTRATION:                             [**]

REFERENCE THERAPY, DOSE, MODE OF
ADMINISTRATION:                             [**]

DURATION OF TREATMENT:                      [**]

CRITERIA FOR EVALUATION:

Efficacy:                                   [**]

                                            [**]

                                            [**]

                                            [**]

                                            [**]

                                            [**]

                                            [**]

Safety:                                     [**]

SAMPLE SIZE:                                [**]

                                   SCHEDULE 4

                               Press announcement

Contact:        Peyton Marshall                   Jill Sawdon
                Chief Financial Officer           Director of Corporate
                The Medicines Company             Communications
                (617) 225-9099 (ph)               The Medicines Company
                (617) 225-2397 (fx)               (617) 225-9099 (ph)
                                                  (617) 225-2397 (fx)

FOR IMMEDIATE RELEASE

      THE MEDICINES COMPANY ANNOUNCES ACQUISITION OF RIGHTS TO CLEVIDIPINE

      PHASE 3 DRUG CANDIDATE TO BE TESTED FOR USE IN HOSPITAL HYPERTENSION PATIENTS

PARSIPPANY, NJ, March 6, 2002 - The Medicines Company (NASDAQ: MDCO) announced today that it has entered into an agreement with AstraZeneca PLC for the licensing, development and commercialization of clevidipine, an intravenous, short-acting calcium channel blocker. Clevidipine will be developed in Phase 3 by The Medicines Company for the short-term control of high blood pressure in the hospital setting. AstraZeneca has completed clinical pharmacology, dose-finding and efficacy studies that demonstrate that clevidipine has a short duration of action, a short plasma half life, and a selective effect on blood pressure.

The agreement covers all worldwide territories except Japan. The Medicines Company will perform further clinical development and has the right to commercialize the product in all other territories worldwide including the United States. Financial terms of the agreement were not disclosed.

"Acquisition of the rights to clevidipine is consistent with our execution of a strategy to build a franchise in acute hospital care," said Clive Meanwell, M.D., Ph.D., Executive Chairman of The Medicines Company. He went on to state, "Commercially, the product's pharmacological and clinical attributes make it an ideal candidate for Phase 3 testing in a range of hospital indications including malignant hypertension, and the control of blood pressure during and after cardiac surgery, percutaneous coronary intervention and other acute interventions where precise control of blood pressure is clinically important. An estimated 18.2 million surgical procedures are performed annually on hypertensive patients in the United States. These patients are often treated with multiple medications that have been shown to increase the duration of a patient's stay in the Intensive Care Unit and require a physician's attention. We believe clevidipine has the potential to demonstrate a substantial pharmacoeconomic benefit by reducing complex treatment with multiple medications and patients' time in the ICU."

Dave Stack, President and CEO of The Medicines Company, added, "This is a perfect fit with our current U.S. sales configuration. We believe that clevidipine will be of value to many of the same customers who are currently adopting ANGIOMAX(R) (bivalirudin) into their practice. This leverages many of our existing commercial relationships in the U.S. We look forward to forging a strong relationship with Astra Zeneca and bringing this potentially important new medicine to patients."

Clive Meanwell will host a conference call at 8:30 AM (Eastern Time) on March 7, 2002. To participate in the call, please dial 800.472.8325. If you are calling from outside the United States please call 1.706.679.0816. There will be a digital replay of the call available until March 9 at midnight Eastern Time. To listen to the replay, please dial 800.642.1687 in the United States or
1.706.645.9291 outside the United States and enter conference ID #3425937. A webcast of the call will also be available on The Medicines Company's website, www.themedicinescompany.com.

The Medicines Company was founded in 1996 to acquire, develop and commercialize selected pharmaceutical products in late stages of development and approved products. In December 2000, the Company received marketing approval from the U.S. Food and Drug Administration for ANGIOMAX for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. The Company began selling ANGIOMAX in the United States in January 2001. The Company expects ANGIOMAX to be the cornerstone product of a planned acute hospital franchise. The Company is also developing a second product, CTV-05, a proprietary biotherapeutic agent with a potentially broad range of applications in the treatment of gynecological and reproductive infections. Additional information about the company and its products can be found at www.themedicinescompany.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Certain Factors that May Affect Future Results" in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference. These risk factors include risks as to the commercial success of ANGIOMAX; how long the Company will be able to operate on its existing capital resources; whether the Company's products (other than ANGIOMAX for its approved indication and including clevidipine without limitation) will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and, if such products receive approval, whether they will be successfully marketed; whether the Company will be able to develop or acquire additional products; the Company's history of net losses; and the Company's dependence on third parties, including manufacturers, suppliers and collaborators. We do not assume any obligation to update any forward-looking statements.